UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 26, 2011

TO OUR SHAREHOLDERS:

You are cordially invited to attend the annual meeting of the shareholders of Parker-Hannifin Corporation. The meeting will be held at our headquarters located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, on Wednesday, October 26, 2011, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott, and Donald E. Washkewicz as Directors for a term expiring at the Annual Meeting of Shareholders in 2012;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

3.	To consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers;

4.	To consider and vote upon a proposal to determine, on a non-binding, advisory basis, whether an advisory shareholder vote on the compensation of our named executive officers will occur every 1, 2, or 3 years;

5.	To consider and vote upon a shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer; and

6.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2011 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card. Please turn to the back page of this Proxy Statement for directions to attend the annual meeting.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 26, 2011

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on October 26, 2011.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and our 2011 Annual Report, are available free of charge on our investor relations website (www.phstock.com).

Page
Governance Documents	1
Board of Directors	1
Annual Elections; Cumulative Voting	1
Elections and Retirements	2
Meetings and Attendance; Executive Sessions	2
Number; Current Term; Relationships	2
Director Independence	2
Current Leadership Structure	3
Selection and Nomination of Directors	4
Director Qualifications; Board Diversity	4
Risk Management	5
Committees of the Board of Directors	6
Board Committees; Committee Charters	6
The Human Resources and Compensation Committee	6
The Finance Committee	7
The Corporate Governance and Nominating Committee	8
The Audit Committee	8
Other Governance Matters	9
Review and Approval of Transactions with Related Persons	9
Certain Relationships and Related Transactions	9
Section 16(a) Beneficial Ownership Reporting Compliance	10
Item 1 – Election of Directors	10
Report of the Audit Committee	17
Compensation Discussion and Analysis	18
Executive Summary—Fiscal Year 2011	18
Objectives and Philosophies of the Executive Compensation Program	18
Categories and Elements of Executive Compensation	19
“Pay-for-Performance” Structure, Key Financial Metrics and Impact on Compensation Payouts	20
Highlights and Significant Changes to Executive Compensation Program	22
Administration, Oversight and Determination of Executive Compensation	23
Human Resources and Compensation Committee	23
Board of Directors	23
Executive Officers	23
Compensation Consultants and Benchmarking	24
General Policies and Practices Relating to Executive Compensation	26
Allocation of Executive Compensation	26
Accounting and Tax Considerations	27
Committee Discretion	27
“Claw-Back” Policy	28
Stock Ownership Guidelines	28
Stock Ownership Restrictions	29
Elements of Executive Compensation	29
Base Salaries	29
Annual Cash Incentive Compensation	30
Long-Term Incentive Compensation	34
Employee Benefits	38
Executive Perquisites	43
Compensation Committee Report	45
Compensation Tables	46
Summary Compensation Table for Fiscal Year 2011	46
Grants of Plan-Based Awards for Fiscal Year 2011	48
Outstanding Equity Awards at June 30, 2011	50
Option Exercises and Stock Vested for Fiscal Year 2011	53
Pension Benefits for Fiscal Year 2011	54
Nonqualified Deferred Compensation for Fiscal Year 2011	55
Potential Payments Upon Termination or Change of Control at June 30, 2011	56
Director Compensation for Fiscal Year 2011	67
Item 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm	69
Item 3 – Proposal to Approve the Compensation of our Named Executive Officers on a Non-Binding, Advisory Basis	70
Item 4 – Proposal to Determine, on a Non-Binding, Advisory Basis, Whether an Advisory Shareholder Vote on the Compensation of our Named Executive Officers will occur every 1, 2, or 3 years	71
Item 5 – Shareholder Proposal to Separate the Roles of Chairman of the Board and Chief Executive Officer	72
Principal Shareholders	75
Shareholders’ Proposals	76
Shareholder Recommendations for Director Nominees	76
Communications with Directors	77
General	77

i

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 26, 2011, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2011 will be entitled to vote at the meeting. On August 31, 2011, 151,236,557 common shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 26, 2011.

GOVERNANCE DOCUMENTS

Our Code of Conduct, Board of Directors Guidelines on Significant Corporate Governance Issues and Independence Standards for Directors are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

BOARD OF DIRECTORS

ANNUAL ELECTIONS; CUMULATIVE VOTING.

Our Code of Regulations provides for the annual election of our entire Board of Directors. Accordingly, each Director elected at this Annual Meeting of Shareholders will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

Our shareholders have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to our President, any of our Vice Presidents or our Secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by our Chairman of the Board, our Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder determines. If voting at the election held during this Annual Meeting of Shareholders is cumulative, the persons named on the enclosed proxy card will vote common shares represented by valid proxies on a cumulative basis for the election of the nominees set forth in the “Election of Directors” section beginning on page 10 of this Proxy Statement, allocating the votes of such common shares in accordance with their judgment.

ELECTIONS AND RETIREMENTS.

Markos I. Tambakeras, a Director since 2005, has decided not to stand for re-election at this Annual Meeting of Shareholders.

MEETINGS AND ATTENDANCE; EXECUTIVE SESSIONS.

During fiscal year 2011, there were four meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of our Board of Directors at the time of our 2010 Annual Meeting of Shareholders attended that meeting, except for Candy M. Obourn, who had an unavoidable conflict.

In accordance with the listing standards of the New York Stock Exchange, our non-management Directors are scheduled to meet regularly in executive sessions without management and, if required, our independent Directors will meet at least once annually. Additional meetings of our non-management Directors may be scheduled from time to time when our non-management Directors determine that such meetings are desirable. Our non-management Directors met four times during fiscal year 2011.

NUMBER; CURRENT TERM; RELATIONSHIPS.

Our Board of Directors presently consists of 12 members. The current term of each member of our Board of Directors expires in October 2011. None of our Directors are related to each other and no arrangements or understandings exist pursuant to which any Director was selected as a Director or Director nominee.

DIRECTOR INDEPENDENCE.

Our Board of Directors Guidelines on Significant Corporate Governance Issues require at least a majority of our Directors to be “independent” as defined in the listing standards established by the New York Stock Exchange. Our Board of Directors has also adopted standards for director independence, which are set forth in our Independence Standards for Directors.

We strongly favor a governance structure that includes an independent Board of Directors. Of the 12 current members of our Board of Directors, 11 are independent based on our Board of Directors’ consideration of the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. In addition, each of the Audit Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Human Resources and Compensation Committee of our Board of Directors is composed entirely of independent directors. As a result, our independent directors directly oversee critical matters such as our remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives, the integrity of our financial statements and our internal controls over financial reporting.

Our Board of Directors has affirmatively determined that the following 12 individuals who currently serve as Directors or who served as Directors during any part of fiscal year 2011 are or were independent: Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, Markos I. Tambakeras and James L. Wainscott.

Among other things, our Board of Directors does not consider a Director to be independent unless it affirmatively determines that the Director has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Board of Directors annually reviews and determines which of its members are independent based on the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. During the course of such review, our Board of Directors broadly considers all facts and circumstances which it deems relevant, including any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between us and any of our Directors. In fiscal year 2011, after considering the facts and circumstances applicable to each Director, our Board of Directors determined that the following relationships required further analysis to confirm that the following Directors are independent:

1.	Each of Ms. Harty and Messrs. Bohn and Kohlhepp serves or served during the fiscal year as an officer of a company that has an existing customer or supplier relationship with us. Our Board of Directors nevertheless concluded that each of these Directors is independent because, among other things, none of them receive or received direct or indirect personal benefits as a result of these relationships and our payments to or from each of these companies fell below the thresholds set forth in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors.

2.	Mr. Müller serves as Chairman of the Supervisory Board of Commerzbank AG, with which we have a commercial banking relationship. Our Board of Directors nevertheless concluded that Mr. Müller is independent because, among other things, he receives no direct or indirect personal benefits as a result of the relationship, we do not have an exclusive banking relationship with Commerzbank AG in Germany, and the amount of our indebtedness to Commerzbank AG is insignificant when compared to the purchase and sale thresholds set forth in the independence standards of the New York Stock Exchange and our Independence Standards for Directors.

CURRENT LEADERSHIP STRUCTURE.

Our Board of Directors currently employs a “dual leadership” structure in which our Chief Executive Officer serves as Chairman of the Board and, pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chair of the Corporate Governance and Nominating Committee of our Board of Directors, an independent Director, serves as Lead Director. Our Lead Director is elected solely by the independent members of our Board of Directors and holds a position separate and independent from our Chairman of the Board. The Charter of the Corporate Governance and Nominating Committee and our Board of Directors Guidelines on Significant Corporate Governance Issues provide that the Chair of the Corporate Governance and Nominating Committee is elected or re-elected every three years.

The specific authorities, duties and responsibilities of our Lead Director are described in our Board of Directors Guidelines on Significant Corporate Governance Issues. Among other things, our Lead Director presides over and supervises the conduct of all meetings of our independent Directors, calls meetings of our non-management, independent Directors, and prepares and approves all agendas and schedules for meetings of our Board of Directors.

Our Board of Directors has had a Lead Director since April 2004. Our Board of Directors believes that having a Lead Director who is elected by our independent Directors ensures that our Board of Directors will at all times have an independent Director in a leadership position. At the same time, our Board of Directors believes that it is important to maintain flexibility in its leadership structure to allow for a member of management to serve in a leadership position alongside the Lead Director if our Board of Directors determines that such a leadership structure best meets the then current needs of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has determined that this leadership structure is currently more efficient and effective than a structure which employs a single, independent Chairman of the Board. Our Board of Directors views this structure as one that ensures both independence in leadership and a balance of knowledge, power and authority. For example, our leadership structure employs both a Chairman of the Board who possesses an intimate, working knowledge of our day-to-day business, plans, strategies and initiatives, and a Lead Director who has a strong working relationship with our non-management, independent Directors. These two individuals combine and utilize their unique knowledge bases and perspectives to ensure that management and our independent Directors work together as effectively as possible. Among other things, our Chairman of the Board ensures that our Board of Directors addresses strategic issues that management considers critical, while our Lead Director ensures that our Board of Directors addresses strategic issues that our independent Directors consider critical.

Our Board of Directors recognizes, however, that no single leadership model may always be appropriate. Accordingly, our Board of Directors regularly reviews its leadership structure to ensure that it continues to represent the most efficient and effective structure for our Board of Directors, our business, our employees and our shareholders.

SELECTION AND NOMINATION OF DIRECTORS.

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for identifying, evaluating and recommending potential Director candidates. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating candidates. The Corporate Governance and Nominating Committee regularly reviews whether the size of our Board of Directors is appropriate and whether any vacancies on our Board of Directors are expected due to retirements or otherwise. In the event that any vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates.

In evaluating Director nominees, the Corporate Governance and Nominating Committee will consider a variety of factors such as those described below under the caption “Director Qualifications; Board Diversity.” The Corporate Governance and Nominating Committee will consider the entirety of each proposed candidate’s credentials and will consider all available information that may be relevant to the candidate’s nomination. Following such consideration, the Corporate Governance and Nominating Committee may seek additional information regarding, and may request interviews with, any candidate it wishes to further pursue. Based upon all information reviewed and interviews conducted, the Corporate Governance and Nominating Committee will collectively determine whether to recommend the candidate to our entire Board of Directors.

During fiscal year 2011, the Corporate Governance and Nominating Committee retained Howard & O’Brien Associates, Inc., a third-party search firm, to assist in identifying, evaluating and recommending potential Director candidates. Candidates may also be recommended by other third-party search firms and current members of our Board of Directors. In addition, the Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors, provided that such recommendations comply with the procedures set forth under the caption “Shareholder Recommendations for Director Nominees” beginning on page 76 of this Proxy Statement. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources. The Corporate Governance and Nominating Committee generally will not, however, consider recommendations for Director nominees submitted by individuals who are not affiliated with us.

DIRECTOR QUALIFICATIONS; BOARD DIVERSITY.

We believe that oversight from a highly-qualified and diverse Board of Directors is essential for the short-term and long-term success of our business. The size and scope of our global operations, markets, product offerings and employee base raise a wide range of issues. Consequently, we strive to attract and retain Directors who represent a broad range of backgrounds, educations, experiences, skills and viewpoints that will enable them to individually and collectively address the issues affecting our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors, through its Corporate Governance and Nominating Committee, diligently evaluates each Director and Director nominee and our Board of Directors as a whole to ensure that our Board of Directors has a complementary mix of qualified and diverse individuals designed to optimize the functioning and the decision-making and oversight roles of our Board of Directors and its Committees. Our Board of Directors does not have any formal policies with respect to Director qualifications or diversity. As a general matter, however, the Corporate Governance and Nominating Committee considers a broad range of factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new Director candidates, and the candidate’s ability to effectively monitor and oversee the risks facing our business. More specifically, our Board of Directors seeks to identify nominees who have one or more of the following attributes:

•	current or recent service as a Chief Executive Officer or in other senior executive positions;

•	current or recent service in senior leadership positions in successful global industrial companies of significant size;

•	significant experience in companies headquartered in and/or serving the key regions in which our business operates;

•	significant experience in operations, finance, accounting and other key areas;

•	ability to effectively monitor and oversee the most critical current risks facing our business; and/or

•	other relevant skills and experiences, including leadership positions in growth-oriented companies or companies involved in certain technologies and industries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues also require each of our Directors to comply with our Code of Conduct and otherwise act with the commitment, integrity, honesty, judgment and professionalism necessary to serve the long-term interests of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has concluded that the nominees presented in the “Election of Directors” section beginning on page 10 of this Proxy Statement collectively represent a highly-qualified and diverse group of individuals that will effectively serve our Board of Directors, our business, our employees and our shareholders. Our Board of Directors believes that each nominee should serve on our Board of Directors for the coming year based on his or her record of effective past service on our Board of Directors and the specific experiences, qualifications, attributes and skills described in his or her biographical information presented in that section.

RISK MANAGEMENT.

Management and our Board of Directors and its Committees are collectively engaged in identifying, overseeing, evaluating and managing the material risks facing our business and ensuring that our strategies and objectives work to minimize such risks. Our Board of Directors has the ultimate responsibility to monitor the risks facing our business.

Various members of our management are responsible for our day-to-day risk management activities, including members of our Enterprise Compliance, Human Resources, Internal Audit, Legal, Tax, Risk Management, Treasury and Finance departments. Those individuals are charged with identifying, overseeing, evaluating and managing risks in their functional areas and for ensuring that any significant risks are addressed with the appropriate Committee of our Board of Directors. The risk areas for which each Committee is responsible are specifically described in the “Committees of the Board of Directors” section beginning on page 6 of this Proxy Statement. Management and the Chair of the applicable Committee ensure that any significant risks are reported to and addressed with the entire Board of Directors. Our Lead Director and the other Committee Chairs ensure that risk management is a recurring agenda item for meetings of our Board of Directors and its Committees.

Management and our Board of Directors and its Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing our business. These outside advisors include our independent registered public accounting firm, external legal counsel and insurance providers, and the independent executive compensation consultant retained by the Human Resources and Compensation Committee of our Board of Directors.

Our Board of Directors believes that its current level of independence, leadership structure and qualifications and diversity of its members facilitate the effective identification, oversight, evaluation and management of risk. Our Lead Director meets regularly with our other independent Directors without management to discuss current and potential risks and the means of mitigating those risks, and has the authority to direct and evaluate management’s risk management efforts.

Management and our Board of Directors and its Committees view the risk management role of our Board of Directors and its Committees, and their relationship with management in the identification, oversight, evaluation and management of risk, as paramount to the short-term and long-term viability of our business. The ability to effectively monitor and oversee the most critical current risks facing our business is a key consideration for our Board of Directors and its Committees in identifying potential Board nominees and evaluating current Directors and Committee assignments.

COMMITTEES OF THE BOARD OF DIRECTORS

BOARD COMMITTEES; COMMITTEE CHARTERS.

Our Board of Directors has established, and has delegated certain authorities and responsibilities to, its Human Resources and Compensation Committee, Finance Committee, Corporate Governance and Nominating Committee and Audit Committee. Our Board of Directors has also adopted a written charter for each of these Committees, which are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these charters, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE.

The Human Resources and Compensation Committee of our Board of Directors is our standing compensation committee. The Human Resources and Compensation Committee met five times during fiscal year 2011. The Human Resources and Compensation Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

As described beginning on page 23 of this Proxy Statement, the Human Resources and Compensation Committee has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. In addition, the Human Resources and Compensation Committee works with its independent executive compensation consultant and our Human Resources, Legal and other management personnel to oversee and evaluate risks arising from:

•	our compensation policies and practices for all employees;

•	our succession planning and talent development strategies and initiatives; and

•	other human resources issues facing our business.

In particular, the Human Resources and Compensation Committee monitors any significant existing or potential risks arising from our compensation policies and practices for all employees through its oversight of an annual compensation risk review conducted by management and its independent executive compensation consultant. The results of this review are evaluated and discussed among management, the Human Resources and Compensation Committee and its independent executive compensation consultant and, if any significant risks are identified, the full Board of Directors. Based on the review conducted during fiscal year 2011, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our business.

The annual compensation risk review begins with a global assessment of any plans or programs that could potentially encourage excessive risk-taking or otherwise present significant risks to our business. The review also surveys our individual business units to determine whether any of them carries a significant portion of our risk profile, structures compensation significantly different than others or is significantly more profitable than others. The review then evaluates whether the applicable plans and programs are likely to encourage excessive risk-taking or detrimental behavior, vary significantly from the company’s risk-reward structure, or otherwise present significant risks to our business.

During our fiscal year 2011 compensation risk review, we also identified and evaluated various mechanisms that we currently have in place that may serve to mitigate any existing or potential risks arising from our compensation policies and practices, including the following:

•

our executive officers and other management-level employees are compensated with a mix of annual and long-term incentives, fixed and at-risk compensation, cash and equity compensation, and multiple forms of equity compensation;

•	compensation packages gradually become more focused on long-term, at-risk and equity compensation as our employees ascend to and through management-level positions;

•	our global compensation plans and programs generally utilize the same or substantially similar performance measures;

•

we use multiple performance measures to determine payout levels under certain elements of incentive compensation and different performance measures for our annual incentives as compared to our long-term incentives;

•	the performance of our employees is not evaluated or measured based solely on changes in our stock price;

•

our incentive compensation programs generally limit payouts to a specified maximum, while those that do not are mitigated by other factors (e.g., stock appreciation rights are mitigated by long-term vesting periods and stock ownership guidelines);

•	we do not offer “guaranteed” bonuses and all of our incentive compensation elements carry downside risk for participants;

•

our executive officers are subject to specific stock ownership guidelines, a “claw-back” policy and provisions requiring forfeiture of certain elements of incentive compensation upon termination for cause;

•	our compensation packages, including severance packages and supplemental pensions, are within market ranges;

•

the Human Resources and Compensation Committee has both positive and negative discretion to assess the quality of our results in our various performance measures and the risks taken to attain those results in approving final incentive payouts;

•	our de-centralized organizational structure lessens the impact of any excessive risks taken by individual business units or operating groups; and

•

our employees are evaluated, measured, and assessed based on their compliance with our Code of Conduct and other internal policies and controls, and the extent to which they act in the best interests of our business and our shareholders.

During the annual compensation risk review, we also consider whether any changes to our compensation plans and programs may be necessary to further mitigate risk. The Human Resources and Compensation Committee did not make any such changes based on the results of our fiscal year 2011 review.

The Human Resources and Compensation Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE FINANCE COMMITTEE.

The Finance Committee of our Board of Directors met twice during fiscal year 2011. The Finance Committee consists of six Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

Among other things, the Finance Committee is responsible for reviewing our capital structure and tax and risk management strategies and for reviewing and approving our debt and equity offerings, share repurchase programs and funding and investment policies for our employee benefit plans and programs. In addition, the Finance Committee works with our Legal, Tax, Risk Management, Treasury and Finance and other management personnel to oversee and evaluate risks arising from:

•	balance sheet and other financial statement issues;

•	structure and amount of our debt and equity;

•	our retirement and other benefit plans (including funding and investment risks);

•	our insurance coverage and costs;

•	tax, credit and liquidity issues; and

•	other strategies for our financial risk management (including any use of hedges and derivative instruments).

The Finance Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.

The Corporate Governance and Nominating Committee of our Board of Directors is our standing nominating committee. The Corporate Governance and Nominating Committee met twice during fiscal year 2011. The Corporate Governance and Nominating Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

Among other things, the Corporate Governance and Nominating Committee is responsible for evaluating and recommending to our Board of Directors qualified nominees for election as Directors and qualified Directors for Committee membership, establishing evaluation procedures and completing an annual evaluation of the performance of our Board of Directors, developing corporate governance principles, recommending those principles to our Board of Directors and considering other matters pertaining to the size and composition of our Board of Directors. In addition, the Corporate Governance and Nominating Committee works with our Legal and other management personnel to oversee and evaluate risks arising from:

•	Director independence, qualifications and diversity issues;

•	Board of Directors and Committee leadership, composition, function and effectiveness;

•	alignment of the interests of our shareholders with the performance of our Board of Directors;

•	compliance with applicable corporate governance rules and standards; and

•	other corporate governance issues and trends.

The Corporate Governance and Nominating Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE AUDIT COMMITTEE.

The Audit Committee of our Board of Directors is our standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met eight times during fiscal year 2011. The Audit Committee consists of six Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the listing standards of the New York Stock Exchange and under the federal securities laws.

Our Board of Directors has determined that Linda S. Harty, the Chair of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws.

Among other things, the Audit Committee is responsible for appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm and ensuring its independence, approving all non-audit engagements with our independent registered public accounting firm and reviewing with our financial management and our independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of our internal control structure.

In addition, the Audit Committee works with our independent registered public accounting firm and our Enterprise Compliance, Internal Audit, Legal and other management personnel to oversee and evaluate risks arising from:

•	internal controls over financial reporting;

•	Form 10-K, Form 10-Q, earnings releases and other public filings and disclosures;

•	compliance with our Code of Conduct and other policies; and

•	litigation and claims.

In this risk management role, the Audit Committee also oversees the operation of our global compliance and internal audit programs. These programs are designed to identify, oversee, evaluate and manage the primary risks associated with our business and our particular business units and functional areas. Our Vice President—Enterprise Compliance and our Vice President—Internal Audit supervise these programs and functionally report directly to the Audit Committee. The Audit Committee also meets privately at each of its meetings with representatives from our independent registered public accounting firm and our Vice President—Internal Audit.

The Audit Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

OTHER GOVERNANCE MATTERS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS.

The Charter of the Corporate Governance and Nominating Committee provides that the Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Directors and management and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Code of Conduct provides that our Directors, officers, employees and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, employee or as a spouse or other close family member of any of our Directors, officers or employees. Our Code of Conduct also requires our Directors, officers and employees to promptly disclose any potential conflicts of interest to our General Counsel. We also require that each of our executive officers and Directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, if necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

The Corporate Governance and Nominating Committee will consider the following in determining if any transaction presented should be approved, ratified or rejected:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment or the exercise of the fiduciary obligations of any Director or executive officer;

•	the possible alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available to third parties; and

•	the potential for an actual or apparent conflict of interest.

During fiscal year 2011, the only potential related-party transactions identified were those described in the “Director Independence” section beginning on page 2 and those described in the “Certain Relationships and Related Transactions” section below. Based on management’s review and analysis, none of these potential related-party transactions were presented to the Corporate Governance and Nominating Committee for analysis, consideration or approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Russell G. Chester, our Vice President—Enterprise Compliance, is the spouse of Pamela J. Huggins, our Vice President and Treasurer. Mr. Chester’s salary and bonus for fiscal year 2011 was $354,498. We have taken the appropriate steps to ensure the avoidance of any conflicting interests resulting from this relationship.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and beneficial owners of more than 10% of our common shares to file initial stock ownership reports and reports of changes in ownership with the SEC. SEC regulations require that we are furnished with copies of these reports. Based solely on a review of these reports and written representations from our executive officers and Directors, we believe that there was compliance with all such filing requirements for fiscal year 2011, except that Giulio Mazzalupi, retired Director, inadvertently filed one late Form 4 to report the forfeiture of his unvested restricted shares upon his retirement; Robert P. Barker, Executive Vice President, Operating Officer and President—Aerospace Group, inadvertently filed one late Form 4 to report a sale of his common shares; Pamela J. Huggins, Vice President and Treasurer, inadvertently filed two late Form 4s to report two transfers out of common stock funds available in certain of our employee benefit plans; Peter Popoff, Vice President and President—Filtration Group, inadvertently filed one late Form 4 to report a transfer out of a common stock fund available in one of our employee benefit plans; and Thomas L. Williams, Executive Vice President and Operating Officer, inadvertently filed one late Form 4 to report a purchase of common shares.

ITEM 1 – ELECTION OF DIRECTORS

Shareholder approval is sought to elect Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott and Donald E. Washkewicz for a term of office that will expire at the Annual Meeting of Shareholders in 2012. A plurality of the common shares voted in person or by proxy is required to elect a Director. Our Board of Directors Guidelines on Significant Corporate Governance Issues, however, require any current Director who receives a greater number of votes “withheld” than votes “for” in an uncontested election to submit a written offer of resignation to the Corporate Governance and Nominating Committee and requires our Corporate Governance and Nominating Committee and our Board of Directors to act on that written offer of resignation.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this circumstance will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2012

Director since 2010

ROBERT G. BOHN

Age: 58

Committees: Audit Committee

                       Corporate Governance and Nominating Committee

Now retired, Mr. Bohn was Chairman of the Board of Oshkosh Corporation (specialty vehicles and vehicle bodies manufacturing) from January 2000 to February 2011 and Chief Executive Officer of Oshkosh from November 1997 to December 2010. Mr. Bohn is also a Director of Carlisle Companies, Inc. and was formerly a Director of Graco Inc.

Our Board of Directors believes that Mr. Bohn will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and Chairman of the Board of Oshkosh Corporation, a successful global industrial company of significant size;

•    past and present service on other public company boards;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2007

LINDA S. HARTY

Age: 51

Committees: Audit Committee (Chair)

                       Finance Committee

Ms. Harty has been Treasurer of Medtronic, Inc. (medical technology) since February 2010. She was previously Executive Vice President and Treasurer of Cardinal Health, Inc. (health-care products and services) from May 2008 to December 2009; Executive Vice President—Finance and Chief Financial Officer—Healthcare Supply Chain Services of Cardinal Health from March 2007 to May 2008; Executive Vice President and Treasurer of Cardinal Health from August 2006 to March 2007; and Senior Vice President of Cardinal Health from January 2005 to August 2006.

Our Board of Directors believes that Ms. Harty will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service in senior finance and accounting leadership positions at both Cardinal Health, Inc. and Medtronic, Inc., successful global healthcare and medical technology companies of significant size;

•    qualification as an audit committee financial expert as defined in the federal securities laws;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2001

WILLIAM E. KASSLING

Age: 67

Committees: Audit Committee

                       Finance Committee

Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990.

Our Board of Directors believes that Mr. Kassling will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and Chairman of the Board of Wabtec Corporation, a successful global industrial company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

ROBERT J. KOHLHEPP

Age: 67

Committees:  Corporate Governance and Nominating Committee (Chair and Lead Director)

                        Human Resources and Compensation Committee

Mr. Kohlhepp has been Chairman of the Board of Cintas Corporation (uniform rental) since October 2009 and has been a Director of Cintas since 1979. He was previously Vice Chairman of Cintas from July 2003 to October 2009. Mr. Kohlhepp was formerly a Director of Eagle Hospitality Properties Trust, Inc.

Our Board of Directors believes that Mr. Kohlhepp will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer, Chairman, Vice Chairman and a Director of Cintas Corporation, a successful global industrial company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to effectively serve as our Lead Director and to otherwise work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1998

KLAUS-PETER MÜLLER

Age: 66

Committees: Corporate Governance and Nominating Committee

                       Finance Committee

Mr. Müller has been Chairman of the Supervisory Board of Commerzbank AG (international banking) in Frankfurt, Germany since May 2008. He was previously Chairman of the Board of Managing Directors of Commerzbank from May 2001 to May 2008 and a member of the Board of Managing Directors of Commerzbank from 1990 to May 2008. He is also Chairman of the Executive Committee German Transport Forum, Berlin, Germany and Chairman of the German Corporate Governance Code Government Commission, Berlin, Germany.

Our Board of Directors believes that Mr. Müller will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service in senior leadership positions with Commerzbank AG, a significant financial institution in Europe;

•    strong finance background and extensive knowledge of European businesses and related issues and trends;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

CANDY M. OBOURN

Age: 61

Committees: Human Resources and Compensation Committee (Chair)

                       Corporate Governance and Nominating Committee

Ms. Obourn has been President of Isoflux Incorporated (coating technologies) since August 2010. She was previously Chief Executive Officer and President of ActivEase Healthcare, Inc. (women’s health care products) from February 2006 to August 2010. She is also Chair of the Board of Directors of ESL Federal Credit Union, a member of ESL Federal Credit Union’s Human Resources and Compensation Committee, and a member of the Dean’s Forum of Business Advisors at University of Rochester—Simon Graduate School of Business Administration.

Our Board of Directors believes that Ms. Obourn will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    service as President of a coating technologies company, Chief Executive Officer and President of a health care products company and in senior leadership positions at Eastman Kodak Company, a successful global company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2004

JOSEPH M. SCAMINACE

Age: 58

Committees: Corporate Governance and Nominating Committee

                       Human Resources and Compensation Committee

Mr. Scaminace has been a Director and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) since June 2005 and Chairman of the Board of OM Group since August 2005. Mr. Scaminace is also a Director of The Cleveland Clinic Foundation and Cintas Corporation and was formerly a Director of The Boler Company.

Our Board of Directors believes that Mr. Scaminace will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and Chairman of the Board of OM Group, Inc., and President and Chief Operating Officer of The Sherwin Williams Company, a successful global industrial companies of significant size;

•    past and present service on other public company boards;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1992

WOLFGANG R. SCHMITT

Age: 67

Committees: Audit Committee

                       Human Resources and Compensation Committee

Mr. Schmitt has been the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) since May 2000.

Our Board of Directors believes that Mr. Schmitt will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer of a strategic growth consulting company and in various senior leadership positions (including Chairman and Chief Executive officer) of Newell Rubbermaid Inc., a successful global industrial company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2010

ÅKE SVENSSON

Age: 59

Committees: Audit Committee

                       Finance Committee

Mr. Svensson has been Director General of the Association of Swedish Engineering Industries since September 2010. He was previously the Chief Executive Officer and President of Saab AB (aerospace, defense and security industry) from July 2003 to September 2010. Mr. Svensson is also a Director of Saab AB and the Swedish Export Credit Corporation and was formerly a Director of Micronic Mydata.

Our Board of Directors believes that Mr. Svensson will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and President of Saab AB, a successful European aerospace, defense and security company of significant size;

•    extensive knowledge of European aerospace, defense and security businesses and related issues and trends;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2009

JAMES L. WAINSCOTT

Age: 54

Committees: Finance Committee (Chair)

                       Human Resources and Compensation Committee

Mr. Wainscott has been Chairman of the Board of AK Steel Holding Corporation (steel producer) since January 2006 and President and Chief Executive Officer of AK Steel Holding since October 2003.

Our Board of Directors believes that Mr. Wainscott will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as President, Chief Executive Officer and Chairman of the Board of AK Steel Holding Corporation, a successful global industrial company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2000

DONALD E. WASHKEWICZ

Age: 61

Committees: None

Mr. Washkewicz has been our Chairman of the Board of Directors since October 2004, our Chief Executive Officer since July 2001 and our President since January 2007.

Our Board of Directors believes that Mr. Washkewicz will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chairman of the Board, President, and Chief Executive Officer and in various operational leadership positions during his 39-year career with us;

•    intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•    proven ability to work efficiently and effectively with our Lead Director and our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors consists of six Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws. The responsibilities of the Audit Committee are set forth in a written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2011 with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2011.

The Audit Committee has discussed with D&T the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received and reviewed the written disclosures and letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2011 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the SEC.

Audit Committee:

Linda S. Harty, Chair

Robert G. Bohn

William E. Kassling

Wolfgang R. Schmitt

Åke Svensson

Markos I. Tambakeras

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2011.

Objectives and Philosophies of the Executive Compensation Program.

In fiscal year 2001, we introduced the “Win Strategy” as the foundation of our business. The Win Strategy represents the unified vision of our employees worldwide, and defines the key goals, operational priorities and metrics used to profitably grow our business. The Win Strategy can be illustrated as follows:

The Win Strategy centers on three fundamental goals: premier customer service; financial performance; and profitable growth. The Win Strategy outlines various individual initiatives intended to advance those goals in all aspects of our business, including on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution. Our employees all over the world, who are empowered to implement these strategies and are ultimately responsible for achieving these goals, represent the foundation of the Win Strategy. We are confident that a worldwide focus on the Win Strategy will maximize the long-term value of our shareholders’ investments by helping us to realize top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we can measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable for results;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, tenure, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•	offer compensation that keeps us competitive with companies that compete with us for talented employees and shareholder investment;

•

promote accountability by allocating a greater proportion of the compensation for executive officers, as compared to other employees, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation.

Our executive compensation program covers all compensation paid to our executive officers. Our executive officers include the Chief Executive Officer, Chief Financial Officer and four other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2011 on page 46, which we refer to as the Named Executive Officers.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section of this Compensation Discussion and Analysis beginning on the page indicated in the table.

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on:
Base Salaries	Base Salaries	Page 29
Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses Volume Incentive Bonuses	Page 30 Page 32 Page 32 Page 34
Long-Term Incentive Compensation	LTIP Awards Stock Incentives	Page 34 Page 34
Employee Benefits	Various	Page 38
Executive Perquisites	Various	Page 43

“Pay-for-Performance”—Structure, Key Financial Metrics and Impact on Compensation Payouts.

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. This “pay-for-performance” structure drives the program to achieve its objective to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is also structured to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers. The “Allocation of Executive Compensation” section beginning on page 26 describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the first table below shows the mix of fixed and at-risk, annual and long-term and cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation. The second table below shows the percentage of each Named Executive Officer’s total fiscal year 2011 base salary, target annual cash incentive compensation and target long-term incentive compensation which represented fixed and at-risk, annual and long-term, and cash and equity compensation.

Element of Compensation	Fixed / At-Risk	Annual / Long-Term	Cash / Equity
Base Salaries	Fixed	Annual	Cash
Target Incentive Bonuses	At-Risk	Annual	Cash
General RONA Bonuses	At-Risk	Annual	Cash
Converted RONA Bonuses	At-Risk	Annual	Cash
Volume Incentive Bonuses	At-Risk	Annual	Cash
LTIP Awards	At-Risk	Long-Term	Equity
Stock Incentives	At-Risk	Long-Term	Equity

Named Executive Officer	Fixed / At-Risk		Annual / Long-Term		Cash / Equity
Donald E. Washkewicz	12%	88%	30%	70%	30%	70%
Jon P. Marten	22%	78%	39%	61%	39%	61%
Lee C. Banks	21%	79%	36%	64%	36%	64%
Robert P. Barker	24%	76%	41%	59%	41%	59%
Thomas L. Williams	21%	79%	36%	64%	36%	64%
Timothy K. Pistell	19%	81%	33%	67%	33%	67%

The “Elements of Executive Compensation” section beginning on page 29 provides detailed discussion and analysis as to how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy. To summarize, we provide base salaries, Converted RONA Bonuses, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals needed to implement and advance our strategies and goals. In addition, as described in the following table, we provide each other element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance that implements and advances our strategies and goals relating to financial performance and profitable growth.

Element of Compensation	Encourage executive officers to maximize . . .	Impact financial performance and profitable growth goals by encouraging and rewarding . . .
Target Incentive Bonuses	free cash flow.	continuous improvement in net income, lean initiatives, inventory controls, collection of receivables, control of
payables and capital expenditures, and the ability to finance dividends, acquisitions, share repurchases and product innovations.
General RONA Bonuses	return on net assets.	continuous improvement in segment revenues, average net asset levels, sales levels and control of materials handling and other costs.
Volume Incentive Bonuses	sales growth (organic and through acquisitions).	performance at our operating groups which approaches or exceeds our annual sales growth goals and drives continuous improvement in market share, return on invested capital and our stock price.
LTIP Awards	long-term revenue growth, earnings per share growth and return on invested capital.	on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.
Stock Incentives	our stock price.	financial and operational performance that contributes to appreciation of our stock price.

In fiscal year 2011, our executive compensation program and its “pay-for-performance” structure ensured that annual cash incentive compensation and long-term incentive compensation payouts to our executive officers aligned with our performance in certain key financial metrics that we use to measure the overall performance of our business. The following table summarizes our fiscal year 2011 performance in each of those metrics and the impact of that performance on each of our at-risk elements of executive compensation.

Element of At-Risk Compensation	Applicable Key Financial Metrics	Impact on Fiscal Year 2011 Compensation
Target Incentive Bonuses	Our operating cash flows were $1.2 billion, or 9.5% of sales. This performance helped us to achieve a strong free cash flow margin of 11.01%.	Target Incentive Bonuses paid out at 200% of target.
General RONA Bonuses	Our return on consolidated net assets and return on average net assets for all divisions were well in excess of target; our return on average division net assets was well in excess of target for most of our operating groups.	General RONA Bonuses payouts ranged from approximately 60% to 200% of target, with an average payout of approximately 130% of target.
Converted RONA Bonuses	Our return on average net assets for all divisions was well in excess of target.	Converted RONA Bonuses paid out at approximately 130% of target.
Volume Incentive Bonuses	Our aggregate sales were $12.3 billion, an increase of 23.5% from our fiscal year 2010 sales of $10.0 billion.	Only our eligible operating group presidents whose groups exceeded their fiscal year 2010 sales by at least 7.5% received Volume Incentive Bonuses; no other executive officers received Volume Incentive Bonuses.
LTIP Awards	Our percentile rankings among the Peer Group with respect to revenue growth, growth in fully diluted earnings per share and average return on invested capital for the three-year performance period ended June 30, 2011 were 55th, 77th and 48th, respectively.	LTIP Awards for the three-year performance period ended June 30, 2011 paid out at 140.96% of target.
Stock Incentives	Our average per share stock price was $80.27 in fiscal year 2011, as compared to $56.69 in fiscal year 2010.	The value of outstanding Stock Incentives showed corresponding improvements during fiscal year 2011.

Highlights and Significant Changes to Executive Compensation Program.

We continue to maintain several long-standing compensation practices that we believe contribute to good corporate governance, including our “claw-back policy” described on page 28, our stock ownership guidelines described beginning on page 28, our hedging and other stock ownership restrictions described on page 29     and our annual compensation risk review described beginning on page 6. We did not make any significant changes to our executive compensation program in fiscal year 2011 other than the changes to our calculation methodology for LTIP Award payouts described beginning on page 36.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. As described in the Committee’s Charter, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com, these duties and responsibilities include:

•	establishing our executive compensation program and overseeing its development and implementation;

•	reviewing and approving the relevant performance goals of our Chief Executive Officer and determining whether or not they have been achieved;

•	setting and reviewing the compensation of our Chief Executive Officer, and reviewing and approving the compensation programs for our other executive officers;

•	reviewing and evaluating the performance of our Chief Executive Officer, and reviewing performance evaluations of our other executive officers; and

•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Committee’s independent executive compensation consultant. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors.

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our Board of Directors. Our Board of Directors does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s activities and performance, including the identification, evaluation and monitoring of risks arising from our compensation policies and practices, and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers.

Our executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of the Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, our executive officers, other than our Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to our Chief Executive Officer.

Our Chief Executive Officer similarly reviews and evaluates his direct reports, which include each of the other Named Executive Officers. Our Chief Executive Officer also reviews and evaluates the recommendations made with respect to all of our other executive officers and makes any modifications that he deems appropriate. Our Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all of our executive officers other than himself.

Our Chief Executive Officer, our Executive Vice President—Human Resources and our Secretary attend all meetings of the Committee other than those relating to the performance or compensation of our Chief Executive Officer and other appropriate executive sessions. Our executive officers prepare and provide to the Committee tally sheets for certain executive officers, which are used by the Committee to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation. Our executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other appropriate executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING.

The Committee regularly monitors, reviews and evaluates our executive compensation program to ensure that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Committee engages Mercer Human Resource Consulting, an independent human resources and compensation consulting firm which we refer to as Mercer, to assist the Committee in its monitoring, review and evaluation and to otherwise provide assistance and guidance to the Committee on executive officer and director compensation matters. Mercer reports directly to the Committee and attends all meetings of the Committee. The Committee has sole authority for the appointment, compensation and oversight of Mercer and its affiliates for executive officer and director compensation matters.

Mercer and its affiliates provide a wide range of executive officer and director compensation consulting services for the Committee. Mercer prepares and provides to the Committee a comprehensive annual review of base salaries, target annual cash incentive compensation, target long-term incentive compensation and target total cash and direct compensation for all of our executive officers. Mercer uses this annual review to advise the Committee with respect to the effectiveness and competitiveness of our executive compensation program. The Committee uses this annual review to establish compensation levels and to otherwise ensure that our executive compensation program remains competitive and effective.

Mercer prepares the annual review by using proxy statement data and surveys published by leading human resources and compensation consultants to conduct market analyses of base salaries, target annual bonuses, target long-term incentive compensation and target total cash and direct compensation offered to executives of other companies operating in the industrial machinery industry with revenues and market values comparable to ours, which we refer to as the Peer Group. Mercer also uses broader market data on companies outside of the Peer Group to the extent that it is available and appropriate. The Committee regularly reviews and updates the Peer Group to make sure that it consists of companies which directly compete with us for talented employees and shareholder investment and that it otherwise represents a meaningful group of peers. The Peer Group for fiscal year 2011, which was the same as the Peer Group for fiscal year 2010, consisted of the following companies:

• Caterpillar Inc.	• Emerson Electric Co.	• Johnson Controls, Inc.
• Cooper Industries, Ltd.	• Flowserve Corporation	• Pall Corporation
• Cummins Inc.	• Goodrich Corporation	• Rockwell Automation, Inc.
• Danaher Corporation	• Honeywell International, Inc.	• SPX Corporation
• Deere & Company	• Illinois Tool Works Inc.	• Textron, Inc.
• Dover Corporation	• Ingersoll-Rand Company Limited
• Eaton Corporation	• ITT Corporation

Other executive officer and director compensation consulting services provided for the Committee by Mercer and its affiliates during fiscal year 2011 included:

•	preparing for and participating in all Committee meetings and all necessary prior or subsequent meetings and debriefings with the Chair of the Committee and/or management;

•	preparing and providing to the Committee a comprehensive review of compensation provided to our non-management Directors;

•	reviewing, analyzing and reporting on market trends and perspectives in executive and director compensation;

•	working with management to conduct the annual compensation risk review described beginning on page 6 of this Proxy Statement;

•	periodically working with management to gather information on proposals that management may make to the Committee and to better understand our executive compensation program and its objectives; and

•	periodically assisting management in calculating incentive compensation payouts and addressing other appropriate executive and director compensation matters.

For fiscal year 2011, we paid $155,591 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer and its affiliates for executive and director compensation consulting services.

Management directly engages Mercer and its affiliates in the ordinary course, without the approval of our Board of Directors or the Committee, to provide services in areas other than executive officer and director compensation. These additional services include:

•	consulting services regarding life insurance, prescription drug and other benefits programs for our employees generally;

•	consulting services regarding investment options available under our benefit plans for our employees generally;

•	providing benchmarking surveys for information on compensation and benefits for our employees generally;

•	providing benchmarking and job leveling systems and applications; and

•	providing services as an insurance broker.

For fiscal year 2011, we paid $1,169,164 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer and its affiliates for these additional services.

The Committee also periodically reviews the relationship with Mercer to determine whether there are sufficient internal safeguards in place to ensure that Mercer provides services to the Committee independent of any influence from management. The Committee identified the following safeguards:

•	Mercer reports directly to the Committee and not to management on executive officer and director compensation matters;

•	at each meeting of the Committee, Mercer and the Committee meet in executive session without members of management present;

•	all non-executive compensation services are provided by Mercer consultants who are not involved in providing executive officer and director compensation consulting services;

•	the Committee has exclusive authority to retain and set the compensation for Mercer’s executive officer and director compensation consulting services;

•	the Mercer consultants to the Committee do not provide any services to us other than those provided for the Committee;

•	the Mercer consultants to the Committee do not participate in any client development activities related to non-executive officer or director compensation services; and

•	the amounts paid to the Mercer consultants by the Committee are not directly impacted by any growth in the fees we pay to Mercer.

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION.

Allocation of Executive Compensation.

The Committee seeks to provide base salaries, annual cash incentive compensation and long-term incentive compensation to each executive officer, and to all executive officers as a group, at approximately the median of the companies included in Mercer’s annual review. The Committee does not take into account Converted RONA Bonuses in measuring whether or not it meets this objective. The Committee seeks to provide a package of Converted RONA Bonuses, employee benefits and executive perquisites which is adequate to keep us competitive in attracting, retaining and motivating present and future executive officers.

When deciding whether to materially increase or decrease the amount of any element of compensation, the Committee considers Mercer’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objective to drive and support the Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers, as compared to other employees, have a greater proportion of their total compensation allocated to these at-risk elements. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other employees, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term as well as cash and equity elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of the Win Strategy. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee uses Mercer’s annual review to ensure that it sets the total of each executive officer’s base salary and annual cash incentive compensation, other than Converted RONA Bonuses, at approximately the midpoint value of his or her comparable position within the companies included in the annual review. The Committee also uses Mercer’s annual review to ensure that it sets the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the companies included in the annual review.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term shareholder value.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTIP Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock. The Committee also uses a balanced approach to avoid any appearance that the executive compensation program is a positive or negative indicator of current stock value or anticipated stock price performance.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. As described on page 34, however, the Committee provides Volume Incentive Bonuses only to certain operating group presidents.

Accounting and Tax Considerations.

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program. For example, Financial Accounting Standards Board ASC Topic 718, which results in recognition of compensation expense for Stock Incentives, and Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we evaluate, structure and implement changes to the program.

In addition, we try to structure the program and each element of compensation in a way that allows us to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit.

Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee, therefore, generally tries to make sure that annual cash incentive compensation and long-term incentive compensation qualify as fully deductible “performance-based” compensation under Section 162(m).

At the 2010 Annual Meeting of Shareholders, our shareholders approved our Performance Bonus Plan. The Performance Bonus Plan is designed to ensure that annual cash incentive compensation and long-term incentive compensation awarded under the plan are “performance-based” compensation exempt from the $1,000,000 deduction limit under Section 162(m). The Committee grants all LTIP Awards under the Performance Bonus Plan because it is difficult to predict over a long-term period which executive officers will be covered by Section 162(m) and whether or not annual compensation to those executive officers in future years will exceed $1,000,000. The Committee also grants Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to executive officers who may potentially be subject to Section 162(m), and then only to the extent that the Committee deems necessary to ensure their deductibility under Section 162(m). The Committee, however, reserves the right to award compensation outside of the Performance Bonus Plan, even if the awards cannot be deducted by the Company, if the Committee determines that the awards are reasonable and appropriate.

In fiscal year 2011, the Committee awarded Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to each of the Named Executive Officers other than Mr. Marten. Because the Committee did not award any Converted RONA Bonuses or Volume Incentive Bonuses under the Performance Bonus Plan in fiscal year 2011, these elements of compensation do not qualify as “performance-based” compensation under Section 162(m).

Committee Discretion.

The Committee does not change the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation program changes and major corporate programs, and to account for the negative impact of acquisitions on goodwill and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards. The Committee has historically exercised this discretion only with respect to General RONA Bonuses. The Committee exercises this discretion to encourage our employees to engage in activities and initiatives that drive and support the Win Strategy but have an adverse impact on General RONA Bonuses, such as significant restructuring initiatives.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The Committee also may reduce the amount of any award made under the Performance Bonus Plan as long as the award would continue to qualify as “performance-based” compensation under Section 162(m). The Committee retains this discretion for the following purposes:

•

to ensure greater control over final performance-based compensation amounts based on its assessment of the quality of our results in our various performance measures, the risks taken to attain those results and our overall financial performance;

•	to ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this discretion only with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. At the beginning of the year, the Committee determines for each of these executive officers a General RONA Bonus award opportunity that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award payout to an appropriate level as compared to the final payouts made to executive officers who receive General RONA Bonuses outside the Performance Bonus Plan and after taking into account individual performance and contributions to the success of our business. As described beginning on page 36, the changes to our calculation methodology for LTIP Award payouts will require the Committee to also exercise this discretion with respect to future LTIP Award payouts.

“CLAW-BACK” POLICY.

On August 13, 2009, our Board of Directors adopted a “claw-back policy.” This policy allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTIP Awards granted on or after July 1, 2009 which are paid or payable to an executive officer if:

•	payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the SEC;

•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;

•	the amount that would have been paid or payable to the executive officer would have been less if the financial results had been properly reported; and

•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

STOCK OWNERSHIP GUIDELINES.

In August 1996, the Committee recommended and our Board of Directors adopted stock ownership guidelines to further align the financial interests of our executive officers, directors and shareholders by encouraging the accumulation and retention of our common stock by our directors and executive officers. On August 15, 2007, the Committee increased the guidelines for our executive officers. The current guidelines for our directors and executive officers are as follows:

Participants	Guidelines
Chief Executive Officer	Five times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other executive officers	Two times annual base salary
Non-management directors	Four times annual retainer

To accommodate for the increases, the Committee also extended the recommended time period for achieving compliance with the guidelines to June 30, 2012 for all individuals who were serving as executive officers on August 15, 2007. For all other executive officers and all non-management directors, the recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2011, all executive officers and directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS.

We maintain an insider trading policy which, among other things, restricts our executive officers from hedging their stock ownership positions or engaging in other speculative transactions that could lead to inadvertent violations of insider trading laws.

ELEMENTS OF EXECUTIVE COMPENSATION.

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to contribute to our continuing effort to achieve top-quartile performance among our peers and increase our stock price by pursuing the strategies and goals of the Win Strategy.

Base Salaries.

Each of the Named Executive Officers receives an annual base salary, paid monthly, as compensation for services rendered during the fiscal year. We provide base salaries to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, tenure, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	ensure that the executive compensation program remains competitive to attract, retain and motivate the highly-talented and ethical individuals necessary to advance the goals of the Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using Mercer’s annual review to analyze base salaries of persons holding comparable positions within the companies included in the annual review. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. The Committee may also increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the companies included in Mercer’s annual review.

During fiscal year 2011, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2011 on page 46. Those amounts reflect the following percentage changes in base salaries of the Named Executive Officers paid during fiscal year 2011 as compared to their base salaries paid during fiscal year 2010:

000000000000000000000000000000000000000
Named Executive Officer	Percentage Change in Base Salary
Donald E. Washkewicz	5.0%
Jon P. Marten*	50.0%
Lee C. Banks	15.4%
Robert P. Barker	13.7%
Thomas L. Williams	15.4%
Timothy K. Pistell**	(23.0%)

*	Mr. Marten received a percentage increase of 11.56% at the beginning of fiscal year 2011, with the remainder of his increase effective November 29, 2010 due to his promotion from Vice President and Controller to Executive Vice President—Finance & Administration and Chief Financial Officer.

**	The reduction in Mr. Pistell’s base salary is reflective of his retirement on March 31, 2011.

Annual Cash Incentive Compensation.

Our executive officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives relating to free cash flow, return on net assets and revenue growth. This category of compensation consists of four specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses and Volume Incentive Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described on page 34, however, none of the Named Executive Officers is eligible to receive a Volume Incentive Bonus.

The Committee allocates a significant portion of the total compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2011, for example, target values of Target Incentive Bonuses and General RONA Bonuses represented 146% of base salary for the Chief Executive Officer, 55%-80% of base salary for the Chief Financial Officer, the Executive Vice Presidents and other executive officers with operational profit and loss responsibility, and 45%-63% of base salary for all other executive officers. The following table reflects the target percentage of base salary represented by Target Incentive Bonuses and General RONA Bonuses for each Named Executive Officer at the beginning of fiscal year 2011:

Named Executive Officer	Target Percentage of Base Salary— Target Incentive Bonuses and General RONA Bonuses
Donald E. Washkewicz	146%
Jon P. Marten*	80%
Lee C. Banks	71%
Robert P. Barker	69%
Thomas L. Williams	71%
Timothy K. Pistell	80%

*	For Mr. Marten, the target percentage of base salary represented by his Target Incentive Bonus and General RONA Bonus was 45% at the beginning of fiscal year 2011. This target percentage increased to 80% effective November 29, 2010 due to his promotion from Vice President and Controller to Executive Vice President—Finance & Administration and Chief Financial Officer.

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, Mercer’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports the Win Strategy.

Target Incentive Bonuses.

During fiscal year 2011, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, strategically acquire our outstanding shares, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean ini-

tiatives, controlling inventory, collecting receivables, controlling accounts payable and limiting capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

During the first quarter of fiscal year 2011, the Committee approved the following target awards for each of the Named Executive Officers and established the levels of performance for threshold target and maximum payouts after evaluating our annual plan for free cash flow margin and comparing the plan to the historical performance of the Peer Group to ensure its reasonableness:

Named Executive Officer	Target Awards—Target Incentive Bonuses
Donald E. Washkewicz	$708,650
Jon P. Marten*	$117,292
Lee C. Banks	$152,000
Robert P. Barker	$127,000
Thomas L. Williams	$152,000
Timothy K. Pistell	$243,000

*	Mr. Marten received a target award of $61,000 at the beginning of fiscal year 2011, with the remainder of his award being granted effective November 29, 2010 due to his promotion from Vice President and Controller to Executive Vice President—Finance & Administration and Chief Financial Officer. This amount reflects the applicable pro-rata portion of these grants.

At the beginning of fiscal year 2011, the Committee developed the following table to illustrate how final Target Incentive Bonus amounts would be calculated at the end of fiscal year 2011:

FY11 Free Cash Flow Margin:	Less than 6.00%	6.00%	6.67%	7.33%	8.00%	8.50%	9.00%	9.50%	Greater than or equal to 10.00%
Payout %	0%	25%	50%	75%	100%	125%	150%	175%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2011 was 8.00%, and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 10.00%. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2011 was less than 6.00%. The payouts are calculated on a sliding-scale basis using this table. For example, a free cash flow margin of 8.40% would result in a payout of 120% of the applicable target award.

The Committee designed Target Incentive Bonuses to reward executive officers directly for performance in relation to our annual plan and against the historical performance of the Peer Group. The Committee determined that a free cash flow margin of 8.00% would meet our fiscal year 2011 annual plan. The Committee also estimated that 6.00%, 8.00% and 10.00% free cash flow margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group during fiscal year 2011.

Our actual free cash flow margin for fiscal year 2011 was 11.01%. As a result, each of the Named Executive Officers received 200% of his target award, which is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2011 on page 46.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results, and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. We generally hold back 25% of the year-to-date estimate from each March and June payment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe on page 41.

General RONA Bonuses and Converted RONA Bonuses.

During fiscal year 2011, each of the Named Executive Officers received annual cash incentive compensation, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. As discussed in our Compensation Discussion and Analysis for fiscal year 2008, the Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites that were eliminated by the Committee effective January 1, 2008. The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions. The performance measures used to determine the amount of the payouts on General RONA Bonuses are as follows:

•

for the Chief Executive Officer, the Chief Financial Officer, the Executive Vice Presidents, and other executive officers who receive General RONA Bonuses under the Performance Bonus Plan, return on consolidated net assets;

•

for each operating group president who does not receive his or her General RONA Bonus under the Performance Bonus Plan or who is not an Executive Vice President, the return on average division net assets for the divisions in his or her operating group; and

•	for all other executive officers, return on average net assets for all divisions.

Return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter).

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other employees to increase segment income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other employees to increase sales and to reduce materials handling and other costs associated with excess inventory levels by taking profit margins, asset turnover and outside leveraging into account in measuring overall performance. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining and motivating present and future executive officers and to hold our executive officers accountable for results.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses, which are not awarded under the Performance Bonus Plan, are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan described on page 39 or the Savings Restoration Plan described on page 40. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan described on page 39, the Pension Restoration Plan described on page 41, the Supplemental Retirement Program described on page 41, the Executive Long-Term Disability Plan described on page 42 and the Change in Control Agreements described on page 42. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are awarded in place of executive perquisites which, historically, were not used or taken into account for those purposes.

The Committee calculates General RONA Bonuses and Converted RONA Bonuses at each payment date as follows:

•	The applicable target payout amount awarded to the recipient at the beginning of the fiscal year is converted into a number of “RONA shares” based on our annual goals for return on net assets.

•

The applicable return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

•	The multiple is calculated as follows:

•	For that portion of the applicable return on net assets which is less than or equal to 35%, the multiple is 1% for every 5.6% of return on net assets.

•	For that portion of return on net assets in excess of 35%, the multiple is 1% for every 11.2% of the excess.

•

For General RONA Bonuses, the amount of the payout is calculated by multiplying the number of General RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the recipient’s base salary for the fiscal year.

•

For Converted RONA Bonuses, the amount of the payout is calculated by multiplying the number of Converted RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the midpoint of the base salary range applicable to the recipient’s position.

During the first quarter of fiscal year 2011, the Committee established for each of the Named Executive Officers the following General RONA Bonus target payout amounts:

00Target Payout Amount00
Named Executive Officer	General RONA Bonus Target Payout Amount
Donald E. Washkewicz	$981,750
Jon P. Marten*	$150,031
Lee C. Banks	$262,305
Robert P. Barker	$242,865
Thomas L. Williams	$262,305
Timothy K. Pistell	$315,225

*	Mr. Marten received a General RONA Bonus target payout amount of $76,575 at the beginning of fiscal year 2011, with the remainder of his award being granted effective November 29, 2010 due to his promotion from Vice President and Controller to Executive Vice President—Finance & Administration and Chief Financial Officer. This amount reflects the applicable pro-rata portion of these grants.

During the first quarter of fiscal year 2011, the Committee also awarded to each of the Named Executive Officers the following Converted RONA Bonus target payout amounts:

Converted RONA Bonus
Named Executive Officer	Converted RONA Bonus Target Payout Amount
Donald E. Washkewicz	$78,912
Jon P. Marten	$43,495
Lee C. Banks	$42,242
Robert P. Barker	$42,172
Thomas L. Williams	$42,242
Timothy K. Pistell	$63,257

Each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2011 on page 46. In arriving at these amounts, the Committee compared the original award opportunities for executive officers receiving General RONA Bonuses under the Performance Bonus Plan

(including the Named Executive Officers) with the final payout amounts for the other executive officers, and evaluated the individual performance and contributions to the success of our business of the executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers). Based on that comparison and evaluation, the Committee determined that it would be appropriate to reduce the final General RONA Bonus payout amounts for General RONA Bonuses awarded under the Performance Bonus Plan between 17% and 47%, with an average reduction of approximately 36%. The amounts reported in the table represent the final amounts paid to the Named Executive Officers following that exercise of discretion.

Volume Incentive Bonuses.

During fiscal year 2011, our operating group presidents who were not also Executive Vice Presidents were eligible to receive additional annual cash incentive compensation under our Volume Incentive Plan, which we refer to as Volume Incentive Bonuses.

Volume Incentive Bonuses encourage our eligible group presidents to maximize sales growth internally and through acquisitions within their operating groups. Based on our continued focus on increased market share, returns on invested capital and our stock price, the Committee identified sales growth as a performance measure critical to advance the financial performance and profitable growth goals of the Win Strategy. The Committee uses Volume Incentive Bonuses to reward our eligible group presidents for performance that approaches or exceeds our annual sales growth goals.

Each participant in the Volume Incentive Plan receives a Volume Incentive Bonus equal to 1% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by between 7.5% and 15%, and 2% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by more than 15%. Payouts are calculated on a sliding-scale basis so that, for example, if fiscal year sales for a particular operating group exceed its sales for the prior fiscal year by 8.0%, then the participant would receive a Volume Incentive Bonus equal to 0.5% of his or her base salary. Volume Incentive Bonuses are capped at an overall maximum of 15% of base salary. Volume Incentive Bonuses are paid in cash and in one lump sum in August.

In fiscal year 2011, no Named Executive Officer was eligible to receive a Volume Incentive Bonus.

Long-Term Incentive Compensation.

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive performance awards, which we refer to as LTIP Awards, and stock appreciation rights, which we refer to as Stock Incentives. Stock Incentives granted from fiscal years 2005-2010 which are currently outstanding consisted of stock options with tandem stock appreciation rights, and Stock Incentives granted prior to fiscal year 2005 which are currently outstanding consisted of stock options. The target amounts of LTIP Awards and the number of Stock Incentives awarded to the Named Executive Officers are based on similar compensation awarded to persons holding comparable positions within the companies included in Mercer’s annual review.

LTIP Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of the Win Strategy over the long-term. LTIP Award payouts are based on a comparison of our performance against the Peer Group in certain key financial metrics over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a long-term vesting period. LTIP Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTIP Awards are granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth quarter of the preceding calendar year. This meeting is typically held in January of each year and is scheduled at least one year in advance. The only exceptions to this practice are that pro-rated LTIP Awards are granted to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during a performance period.

Stock Incentives are granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth quarter of the preceding fiscal year. This meeting is typically held in August of each year and is scheduled at least one year in advance. The only exceptions to this practice are that reload grants of Stock Incentives occur automatically upon certain exercises of Stock Incentives granted under our 2003 Stock Incentive Plan and our 1993 Stock Incentive Program. Our 2009 Omnibus Stock Incentive Plan does not permit reload grants of Stock Incentives.

The Committee does not grant LTIP Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

LTIP Awards Granted Prior to Fiscal Year 2011.

Each of the Named Executive Officers received target LTIP Awards during fiscal year 2009 and fiscal year 2010. The actual payouts for LTIP Awards received during fiscal year 2009 were calculated following the three-year performance period ending June 30, 2011, and the actual payouts for LTIP Awards received during fiscal year 2010 will be calculated following the three-year performance periods ending June 30, 2012 and December 31, 2012.

These LTIP Awards were or will be calculated following the applicable three-year performance period by comparing our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group during their three most recent fiscal years. The Committee has identified long-term revenue growth, earnings per share growth and return on invested capital as performance measures critical to the financial performance and profitable growth goals of the Win Strategy because, among other things, they encourage our executive officers to provide on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.

For these LTIP Awards, the Committee approved weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations and 40% for average return on invested capital from continuing operations. The Committee also approved the following table to illustrate how final payouts would be calculated following the applicable performance periods:

Peer Group Percentile Rank:	Less than or equal to 35	42.5	50	62.5	Greater than or equal to 75
Payout %	0%	50%	100%	150%	200%

At the end of the applicable performance periods, the Committee determines our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee calculates the portion of the target LTIP Award value earned with respect to each performance measure. The Committee multiplies each portion by its applicable weight and adds up the total to determine the total LTIP Award payout for the performance period. This table illustrates that recipients of LTIP Awards granted during fiscal year 2009 and fiscal year 2010 receive the maximum payout of 200% of the applicable target LTIP Award value if we rank at or above the 75th percentile among the Peer Group in the aggregate based on all three performance measures, and receive no payout if we rank at or below the 35th percentile in the aggregate based on all three performance measures.

LTIP Award payouts for the fiscal year 2009-10-11 performance period were paid after the end of the three-year performance period in restricted shares. LTIP Award payouts for the fiscal year 2010-11-12 and calendar year 2010-11-12 performance periods may only be paid after the end of the applicable performance period in unrestricted shares of our common stock.

The Committee designed these LTIP Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group.

Each of the Named Executive Officers received a payout under LTIP Awards granted in fiscal year 2009 for the three-year performance period ended June 30, 2011. The Committee determined that we achieved the following percentile rankings among the Peer Group with respect to the LTIP Award performance measures for the fiscal year 2009-10-11 performance period:

Performance Measure	Result	Percentile Rank	Weighted Payout Percentage
Revenue growth	0.55%	55th	24.77%
Growth in fully diluted EPS	15.19%	77th	80.00%
Average return on invested capital	15.82%	48th	36.19%

As a result, each of the Named Executive Officers received the LTIP Award payout in fiscal year 2011 included in the “Stock Awards—Number of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at June 30, 2011 table beginning on page 50. Each payment represents a total payout of 140.96% of the target LTIP Award values for the three-year performance period ended June 30, 2011.

LTIP Awards Granted During Fiscal Year 2011.

During the third quarter of fiscal year 2011, the Committee adopted a Long-Term Incentive Performance Plan Under the Performance Bonus Plan, which we refer to as the Officer LTIP Plan. The Officer LTIP Plan establishes the terms and conditions for LTIP Awards granted to our executive officers during fiscal year 2011.

During the third quarter of fiscal year 2011, the Committee also granted to each of the Named Executive Officers, under our 2009 Omnibus Stock Incentive Plan, the following target LTIP Awards based on the following target LTIP Award values:

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values
Donald E. Washkewicz	49,460	$3,301,300
Jon P. Marten*	9,500	$ 634,250
Lee C. Banks	13,110	$ 875,000
Robert P. Barker	9,500	$ 634,250
Thomas L. Williams	13,110	$ 875,000
Timothy K. Pistell	18,730	$1,250,000

*	On December 7, 2010, Mr. Marten received additional LTIP Awards under the fiscal year 2009-10-11, fiscal year 2010-11-12 and calendar year 2010-11-12 performance periods in the amounts of 1,175, 5,748 and 3,499, respectively, due to his promotion from Vice President and Controller to Executive Vice President—Finance & Administration and Chief Financial Officer.

The target LTIP Award shares shown in this table are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards for Fiscal Year 2011 table beginning on page 48. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2011 on page 46 includes the aggregate grant date fair value of these awards in fiscal year 2011.

Under the Officer LTIP Plan, the actual payouts for these LTIP Awards will be calculated following the three-year performance period ending December 31, 2013 as follows:

•	The Committee will first determine if, during the performance period, we achieved an average return on average equity of 4% or an average free cash flow margin of 4%.

•	If these threshold performance measures are not achieved, participants will not receive a payout.

•	If these threshold performance measures are achieved, participants will become eligible to receive the maximum payout of 200% of the applicable target LTIP Award value. The Committee will then, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. The Committee determined that this calculation methodology would provide the Committee with more flexibility to ensure that payout levels are as accurately reflective of the Company’s performance against the Peer Group as possible and are otherwise in the best interests of our business and our shareholders.

To provide the Committee with some guidelines for exercising its discretion, the Officer LTIP Plan provides that the Committee may, among other things, evaluate our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group in the manner as described above for LTIP Awards granted prior to fiscal year 2011. Specifically, the Officer LTIP Plan provides for using weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations, and 40% for average return on invested capital from continuing operations for the applicable performance periods, and the following table to calculate final LTIP Award payouts:

Peer Group Percentile Rank:	Less than 35	35	50	62.5	75 or higher
Payout %	0%	50%	100%	150%	200%

LTIP Award payouts for the calendar year 2011-12-13 performance period may only be paid after the end of the applicable three-year performance period in unrestricted shares of our common stock.

Stock Incentives.

Each of the Named Executive Officers received Stock Incentives under our 2009 Omnibus Stock Incentive Plan during the first quarter of fiscal year 2011. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of the Win Strategy and make other contributions to maximize our stock price.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. The Committee uses Mercer’s annual review to set the target dollar values at the median of similar compensation offered within the companies included in Mercer’s annual review. The following table shows the Target Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2011:

Named Executive Officer	Target Value	Stock Incentive Grants (# of Underlying Shares)
Donald E. Washkewicz	$3,301,300	157,680
Jon P. Marten	$ 154,350	7,370
Lee C. Banks	$ 875,000	41,790
Robert P. Barker	$ 634,250	30,290
Thomas L. Williams	$ 875,000	41,790
Timothy K. Pistell	$1,250,000	59,700

The fiscal year 2011 Stock Incentive grants shown in this table are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal Year 2011 table beginning on page 48 and the “Option Awards—Number of Securities Underlying Unexercised Options—Unexercisable” column of the Outstanding Equity Awards at June 30, 2011 table beginning on page 50. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2011 on page 46 includes the aggregate grant date fair value of these awards in fiscal year 2011.

As required by the terms of our 2009 Omnibus Stock Incentive Plan, all fiscal year 2011 Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the re-pricing of Stock Incentives. The Committee analyzed the terms of our 2009 Omnibus Stock In-

centive Plan and Mercer’s annual review to establish all other terms of these Stock Incentives. All fiscal year 2011 Stock Incentives have a ten-year term and vest in one-third increments over three years following the grant date. When vested, each Stock Incentive will entitle the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of fiscal year 2011 Stock Incentives, common shares will be issued directly to the holder. The appreciation in these Stock Incentives will be calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of Stock Incentives exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise.

If an executive officer exercises a Stock Incentive granted under either our 2003 Stock Incentive Plan or our 1993 Stock Incentive Program as an option by surrendering shares to satisfy the exercise price, the executive officer will receive a reload grant of stock appreciation rights to restore the appreciation lost on the shares that were surrendered to pay the option cost. The number of stock appreciation rights granted is equal to the number of shares surrendered. The reload grant has the same expiration date as the underlying grant. The reload grant price is equal to the closing stock price of our common stock on the date of exercise of the underlying grant. The reload grant vests one year from the date of exercise, provided that the executive officer remains employed with us and retains ownership of the shares received from the exercise for one year, less shares surrendered or sold to pay income taxes. Grants of Stock Incentives made under our 2009 Omnibus Stock Incentive Plan or made prior to the executive officer’s appointment as an executive officer do not include these reload grants.

During fiscal year 2011, certain Named Executive Officers exercised Stock Incentives previously granted under our 2003 Stock Incentive Plan and 1993 Stock Incentive Program, which are included in the “Option Awards—Number of Shares Acquired on Exercise” column of the Option Exercises and Stock Vested for Fiscal Year 2011 table on page 53.

Employee Benefits.

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reward experience, expertise, level of responsibility, longevity and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other employees necessary to advance the goals of the Win Strategy.

Qualified Benefit Plans.

During fiscal year 2011, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004 participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The minimum benefit and final average pay amounts are calculated as follows:

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

•    0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•    1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•    0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses, multiplied by years of service in excess of 35 up to a maximum of 5 years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004 were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004 were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers elected to remain in and continue to accrue benefits under the Pension Plan. All benefits accrued by employees who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those employees initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. employees are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $245,000 per year), based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2011 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2011 on page 46.

Non-Qualified Benefit Plans.

During fiscal year 2011, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker Hannifin Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker Hannifin Executive Deferral Plan, which we refer to as the Executive Deferral Plan;

•	The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan; and

•	The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program.

The Savings Restoration Plan is available to employees who earn base salaries in excess of $130,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his or her Savings Restoration Plan account any portion of the compensation that he cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon any of the following events as follows:

Retirement:	Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments at least five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.
Termination Before Retirement:	Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.
Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.
Withdrawals During Employment:	Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.
Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.
Change in Control:	Balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2011 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2011 on page 46. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2011 are included in the Nonqualified Deferred Compensation for Fiscal Year 2011 table on page 55.

The Executive Deferral Plan is available to executive officers and certain other key employees. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTIP Award payouts and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary and 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon the same events and in the same manner as account balances under the Savings Restoration Plan, except for distributions made upon a change in control. In that case, balances are distributed to the participant or the participant’s beneficiary in a lump sum. Prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2011 are included in the Nonqualified Deferred Compensation for Fiscal Year 2011 table on page 55.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan or any other qualified benefit plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. Volume Incentive Bonuses, LTIP Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Supplemental Retirement Program, however, a vested participant must have at least 5 years of service. During fiscal year 2007, the Finance Committee of our Board of Directors adopted an amendment to the Pension Plan which allows us to shift some of our obligations under the Supplemental Retirement Program to the Pension Plan. Under the amendment, as participants vest under the Supplemental Retirement Program, their Pension Plan formulas will be modified to shift a portion of their benefits from the Supplemental Retirement Program to the Pension Plan (up to the limits established by statute and under the Pension Plan). We incurred no additional cost or liability and participants receive no additional value under the Supplemental Retirement Program as a result of the amendment. We and the participants do, however, receive various tax benefits as a result of the amendment.

Health and Welfare Benefits.

The Named Executive Officers participated in various health and welfare programs generally available to all employees during fiscal year 2011. The Named Executive Officers also participated in our Officer Life Insurance Plan and Executive Long-Term Disability Plan.

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008, which includes the Named Executive Officers, for the longer of 10 years or until the executive officer reaches age 65. The premiums are designed to allow for accumulation of cash surrender values sufficient to fund the policies during retirement up to age 95, assuming that the participant invests only in the policy’s fixed income account, and to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for the Chief Executive Officer; and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

We will not make any post-retirement premium payments on behalf of any executive officer who becomes a participant on or after January 1, 2008 and retires prior to reaching age 65 or 10 years of participation in the plan.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. Cash surrender values accrue earnings based on their investment in various funds offered within the policies. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2011 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2011 on page 46.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum benefit of $33,000 per month. Our executive officers are not eligible to receive the long-term disability benefit generally available to other employees.

Change in Control Agreements.

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those objectives. The Potential Payments upon Termination or Change of Control at June 30, 2011 tables and the related narrative descriptions beginning on page 56 provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements beginning on pages 59 and 60 under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control”.

Indemnification Agreements.

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines and settlement amounts, that the executive officer incurs by reason of his or her service:

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites.

During fiscal year 2011, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of the Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2011 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2011 on page 46.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. We also provide a gross up payment to account for taxes assessed against the executive officers with respect to those fees. We offer these perquisites to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. We also pay or reimburse the initiation fees and provide gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals, colonoscopies, mammograms and pap smears, and any necessary travel vaccinations, for each of our executive officers and certain other key employees. We offer this benefit as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key employees. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each executive officer for lease payments on one automobile, typically for a three-year term. Each executive officer has a maximum allowance of $1,570 per month. We also reimburse each executive officer for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the vehicle over the lease term. We pay or reimburse each executive officer for sales taxes on his or her vehicle at the time of title transfer, but the executive officer is responsible for the payment of all income taxes assessed on payments and reimbursements made during the lease term and at the time of title transfer, including those assessed on the fair market value of the vehicle at the time of title transfer.

Matching Gifts Program. We match any amount in excess of $20 contributed to any accredited educational institution by an active, full-time employee, retiree, or member of our Board of Directors. Our matching contributions are capped at $5,000 per fiscal year for any individual’s contribution to any single institution, and $10,000 per fiscal year for any individual’s aggregate contributions to all institutions.

Company Apartments. We maintain apartments in Cleveland, Ohio, Newport Beach, California, London, England and Geneva, Switzerland to provide accommodations to employees working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if they are not otherwise being used for business purposes.

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our employees to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. In limited circumstances, we provide our executive officers with use of corporate aircraft for non-business purposes at no cost. The executive officers may use corporate aircraft for non-business travel if the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Candy M. Obourn, Chair

Robert J. Kohlhepp

Joseph M. Scaminace

Wolfgang R. Schmitt

James L. Wainscott

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2011

The following table sets forth compensation information for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Donald E. Washkewicz, Chief Executive Officer, President and Chairman of the Board	2011 2010 2009	1,155,000(1) 1,097,250 1,116,500	4,361,877(2) 5,983,413 3,168,990	2,928,118(3) 5,912,573 2,732,940	2,785,554(4) 2,197,768 1,933,120	1,513,284(5) 2,016,512 3,446,355	211,687(6) 105,100 163,056	12,955,520 17,312,616 12,560,961
Jon P. Marten(7), Chief Financial Officer and Executive Vice President – Finance & Administration	2011	391,230(1)	1,723,571(2)	136,861(3)	484,873(4)	239,105(5)	107,125(6)	3,082,765
Lee C. Banks, Executive Vice President and Operating Officer	2011 2010 2009	582,900(1) 504,925 506,533	1,156,171(2) 1,295,386 786,844	1,114,786(3) 683,780 590,450	883,492(4) 543,589 476,018	274,022(5) 691,177 589,772	114,219(6) 57,469 75,054	4,125,590 3,776,326 3,024,671
Robert P. Barker(7), Executive Vice President, Operating Officer and President – Aerospace Group	2011	539,700(1)	837,805(2)	562,485(3)	621,698(4)	532,233(5)	135,864(6)	3,229,785
Thomas L. Williams(8), Executive Vice President and Operating Officer	2011 2010	582,900(1) 504,925	1,156,171(2) 1,295,386	1,269,204(3) 683,780	883,492(4) 543,589	395,634(5) 818,274	112,425(6) 63,373	4,399,826 3,909,327
Timothy K. Pistell(9)	2011 2010 2009	525,375(1) 646,095 657,430	1,651,799(2) 2,266,873 983,367	1,108,629(3) 1,197,683 691,670	728,783(4) 816,079 717,248	0(5) 993,724 1,612,366	134,716(6) 71,400 114,476	4,149,302 5,991,854 4,776,557

(1)	Includes the following amounts deferred under the Savings Restoration Plan and the Executive Deferral Plan for fiscal year 2011:

Savings Restoration Plan: Mr. Washkewicz—$11,550; Mr. Marten—$29,636; Mr. Banks—$26,483; Mr. Barker—$26,385; Mr. Williams—$26,483; and Mr. Pistell—$3,502.

Executive Deferral Plan: Mr. Marten—$15,000.

These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2011 table on page 55.

(2)	Amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of LTIP Awards granted during fiscal year 2011. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the LTIP awards. The amount was calculated by multiplying the closing price on the date of grant by the number of LTIP Awards received and assuming a payout of 100%. As described beginning on page 35, however, LTIP Award payouts will be calculated following the applicable three-year performance period and could range from a minimum of 0% to a maximum of 200%. The grant date fair value of the LTIP Awards granted during fiscal year 2011 at the maximum payout of 200% are: Mr. Washkewicz—$8,723,754; Mr. Marten—$3,447,142; Mr. Banks—$2,312,342; Mr. Barker—$1,675,610; Mr. Williams—$2,312,342; and Mr. Pistell—$3,303,598. Dividends are not accrued or paid on the LTIP Awards until after the performance period ends and the shares are issued.

(3)	Amount reflects the aggregate grant date fair value for fiscal year 2011 computed in accordance with FASB ASC Topic 718 of Stock Incentive grants under our 2009 Omnibus Stock Incentive Plan and Stock Incentive reload grants under our 2003 Stock Incentive Plan. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model with one or more of the following weighted-average assumptions:

Fiscal Year of Grant	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2011	annual grant	1.50%	5.45 years	1.48%	35.7%
2011	reload grant	1.56%	4.71 years	1.48%	38.1%
2011	reload grant	1.56%	5.45 years	1.48%	36.3%
2011	reload grant	2.10%	4.52 years	1.48%	38.1%
2011	reload grant	2.14%	5.45 years	1.48%	36.2%

During fiscal year 2011, Mr. Pistell had 2,983 Stock Incentives that were “under water” lapse.

(4)	Amount consists of the following Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses for fiscal year 2011, which were paid in one or more installments with the final payment in August 2011:

Target Incentive Bonus for fiscal year 2011: Mr. Washkewicz—$1,417,300; Mr. Marten—$234,583; Mr. Banks—$304,000; Mr. Barker—$254,000; Mr. Williams—$304,000; and Mr. Pistell—$364,500.

General RONA Bonus for fiscal year 2011: Mr. Washkewicz—$1,266,458; Mr. Marten—$194,182; Mr. Banks—$525,000; Mr. Barker- $313,296; Mr. Williams—$525,000; and Mr. Pistell—$304,980.

Converted RONA Bonus for fiscal year 2011: Mr. Washkewicz—$101,796; Mr. Marten- $56,108; Mr. Banks—$54,492; Mr. Barker—$54,402; Mr. Williams—$54,492; and Mr. Pistell—$59,303.

(5)	Amount consists of the change in annual actuarial present value of pension benefits for Messrs. Washkewicz, Marten, Banks, Barker and Williams, as also reported in the Pension Benefits for Fiscal Year 2011 table on page 54. Mr. Pistell’s change in annual actuarial present value of pension benefits was ($8,017,413) as a result of the lump sum distribution during fiscal year 2011 in connection with his retirement, as reported in the Pension Benefits for Fiscal Year 2011 table on page 54. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal year 2011:

Name	Company Contributions to Defined Contribution Plans	Life Insurance Premiums Paid	Perquisites (a)	Total “All Other Compensation”
Donald E. Washkewicz	$16,933	$167,786	$26,968	$211,687
Jon P. Marten	19,386	61,730	26,009	107,125
Lee C. Banks	17,835	64,665	31,719	114,219
Robert P. Barker	17,590	74,773	43,501	135,864
Thomas L. Williams	17,218	68,593	26,614	112,425
Timothy K. Pistell	11,428	98,808	24,480	134,716

(a)	Reported in this column are amounts reimbursed or incurred by us with respect to (i) executive long term disability insurance premiums and (ii) one or more of the following executive perquisites: (A) leased vehicle, including state sales tax if applicable; (B) spousal travel; (C) matching gifts program; and (D) executive physicals. The Named Executive Officers also use our loge, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. Except for Company Contributions to Defined Contribution Plans and Life Insurance Premiums Paid, no Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.

(7)	Messrs. Marten and Barker were not Named Executive Officers for fiscal years 2009 or 2010.

(8)	Mr. Williams was not a Named Executive Officer for fiscal year 2009.

(9)	Mr. Pistell retired as an executive officer on March 31, 2011 but still qualifies as a Named Executive Officer because he served as our principal financial officer during fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2011

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2011. The LTIP Awards and Stock Incentives listed below have been granted under either the 2003 Stock Incentive Plan or the 2009 Omnibus Stock Incentive Plan.

	Grant Date	Compensation Committee Action Date (If Different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz
Target Incentive Bonus	8/11/2010	—	0	708,650	1,417,300	—	—	—	—	—	—
General RONA Bonus	8/11/2010	—	0	981,750	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/11/2010	—	0	78,912	(1)	—	—	—	—	—	—
LTIP Award (CY11-12-13)	1/26/2011	—	—	—	—	0	49,460	98,920	—	—	4,361,877(2)
Stock Incentives	8/11/2010	—	—	—	—	—	—	—	157,680	62.35	2,928,118
Jon P. Marten
Target Incentive Bonus	8/11/2010	—	0	61,000	122,000	—	—	—	—	—	—
Target Incentive Bonus(3)	12/7/2010	—	0	96,500	193,000	—	—	—	—	—	—
General RONA Bonus	8/11/2010	—	0	76,575	(1)	—	—	—	—	—	—
General RONA Bonus(3)	12/7/2010	—	0	125,925	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/11/2010	—	0	43,495	(1)	—	—	—	—	—	—
LTIP Award (FY09-10-11)(3)	12/7/2010	—	—	—	—	0	1,175	2,350	—	—	99,863(2)
LTIP Award (FY10-11-12)(3)	12/7/2010	—	—	—	—	0	5,748	11,496	—	—	488,523(2)
LTIP Award (CY10-11-12)(3)	12/7/2010	—	—	—	—	0	3,499	6,998	—	—	297,380(2)
LTIP Award (CY11-12-13)	1/26/2011	—	—	—	—	0	9,500	19,000	—	—	837,805(2)
Stock Incentives	8/11/2010	—	—	—	—	—	—	—	7,370	62.35	136,861
Lee C. Banks
Target Incentive Bonus	8/11/2010	—	0	152,000	304,000	—	—	—	—	—	—
General RONA Bonus	8/11/2010	—	0	262,305	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/11/2010	—	0	42,242	(1)	—	—	—	—	—	—
LTIP Award (CY11-12-13)	1/26/2011	—	—	—	—	0	13,110	26,220	—	—	1,156,171(2)
Stock Incentives	8/11/2010	—	—	—	—	—	—	—	41,790	62.35	776,040
Stock Incentives(4)	2/2/2011	8/10/2005	—	—	—	—	—	—	12,372	89.93	338,745
Robert P. Barker
Target Incentive Bonus	8/11/2010	—	0	127,000	254,000	—	—	—	—	—	—
General RONA Bonus	8/11/2010	—	0	242,865	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/11/2010	—	0	42,172	(1)	—	—	—	—	—	—
LTIP Award (CY11-12-13)	1/26/2011	—	—	—	—	0	9,500	19,000	—	—	837,805(2)
Stock Incentives	8/11/2010	—	—	—	—	—	—	—	30,290	62.35	562,485

	Grant Date	Compensation Committee Action Date (If Different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Williams
Target Incentive Bonus	8/11/2010	—	0	152,000	304,000	—	—	—	—	—	—
General RONA Bonus	8/11/2010	—	0	262,305	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/11/2010	—	0	42,242	(1)	—	—	—	—	—	—
LTIP Award (CY11-12-13)	1/26/2011	—	—	—	—	0	13,110	26,220	—	—	1,156,171(2)
Stock Incentives	8/11/2010	—	—	—	—	—	—	—	41,790	62.35	776,040
Stock Incentives(4)	11/24/2010	8/16/2006	—	—	—	—	—	—	7,748	82.29	189,361
Stock Incentives(4)	11/24/2010	8/10/2005	—	—	—	—	—	—	3,495	82.29	84,299
Stock Incentives(4)	4/21/2011	8/12/2009	—	—	—	—	—	—	7,329	96.56	219,504
Timothy K. Pistell
Target Incentive Bonus	8/11/2010	—	0	243,000	486,000	—	—	—	—	—	—
General RONA Bonus	8/11/2010	—	0	315,225	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/11/2010	—	0	63,257	(1)	—	—	—	—	—	—
LTIP Award (CY11-12-13)	1/26/2011	—	—	—	—	0	18,730	37,460	—	—	1,651,799(2)
Stock Incentives	8/11/2010	—	—	—	—	—	—	—	59,700	62.35	1,108,629

(1)	There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 32.

(2)	Calculated assuming a payout of 100% as described in footnote 2 to the Summary Compensation Table for Fiscal Year 2011 on page 46.

(3)	Mr. Marten received additional target awards under his Target Incentive Bonuses, General RONA Bonuses and LTIP Awards due to his promotion from Vice President and Controller to Executive Vice President—Finance & Administration and Chief Financial Officer.

(4)	Represents reload grants of Stock Incentives which are exercisable on the date following completion of one year of continuous full-time employment after the exercise of the underlying Stock Incentive, provided, the Named Executive Officer retains ownership for one year of the shares resulting from the underlying Stock Incentive exercise, less shares surrendered or sold to satisfy tax obligations. Reload grants of Stock Incentives have accelerated vesting in the event of a Change in Control as defined on page 59.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2011 on page 46 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2011 table above were made are described in the Compensation Discussion and Analysis, beginning on page 29.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2011

The following table sets forth information with respect to Stock Incentives and stock awards held by the Named Executive Officers as of June 30, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Donald E. Washkewicz	0	157,680(2)	62.3500	8/10/2020	—	—	—	—
	65,977	131,954(3)	49.4600	8/11/2019	—	—	—	—
	108,000	54,000(4)	65.3400	8/12/2018	—	—	—	—
	155,250	0	60.9334	8/14/2017	—	—	—	—
	156,750	0	49.7534	8/15/2016	—	—	—	—
	152,250	0	43.7667	8/9/2015	—	—	—	—
	153,750	0	36.2600	8/10/2014	—	—	—	—
	77,621	0	71.1600	8/12/2013	—	—	—	—
	69,913	0	71.1600	8/6/2012	—	—	—	—
	—	—	—	—	32,920(8)	2,954,241	—	—
	—	—	—	—	11,728(9)	1,052,471	—	—
	—	—	—	—	25,345(10)	2,274,460	—	—
	—	—	—	—	39,686(11)	3,561,422	—	—
	—	—	—	—	—	—	158,166(12)	14,193,817
	—	—	—	—	—	—	72,194(12)	6,478,690
	—	—	—	—	—	—	98,920(12)	8,877,081
Jon P. Marten	0	7,370(2)	62.3500	8/10/2020	—	—	—	—
	3,177	6,353(3)	49.4600	8/11/2019	—	—	—	—
	5,200	2,600(4)	65.3400	8/12/2018	—	—	—	—
	4,942	0	60.9334	8/14/2017	—	—	—	—
	4,950	0	49.7534	8/15/2016	—	—	—	—
	4,200	0	43.7667	8/9/2015	—	—	—	—
	2,550	0	36.2600	8/10/2014	—	—	—	—
	3,337	0	31.5267	8/12/2013	—	—	—	—
	—	—	—	—	290(9)	26,025	—	—
	—	—	—	—	1,377(10)	123,572	—	—
	—	—	—	—	4,499(11)	403,740	—	—
	—	—	—	—	—	—	18,670(12)	1,675,446
	—	—	—	—	—	—	10,272(12)	921,809
	—	—	—	—	—	—	19,000(12)	1,705,060
Lee C. Banks	0	12,372(5)	89.9300	8/9/2015	—	—	—	—
	0	41,790(2)	62.3500	8/10/2020	—	—	—	—
	14,255	28,508(3)	49.4600	8/11/2019	—	—	—	—
	23,333	11,667(4)	65.3400	8/12/2018	—	—	—	—
	29,700	0	60.9334	8/14/2017	—	—	—	—
	27,225	0	49.7534	8/15/2016	—	—	—	—
	14,173	0	76.6334	8/10/2014	—	—	—	—
	7,872	0	76.6334	8/12/2013	—	—	—	—
	—	—	—	—	10,432(8)	936,168	—	—
	—	—	—	—	3,907(9)	350,614	—	—
	—	—	—	—	9,362(10)	840,146	—	—
	—	—	—	—	14,801(11)	1,328,242	—	—
	—	—	—	—	—	—	34,242(12)	3,072,877
	—	—	—	—	—	—	15,630(12)	1,402,636
	—	—	—	—	—	—	26,220(12)	2,352,983

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert P. Barker	0	30,290(2)	62.3500	8/10/2020	—	—	—	—
	12,768	25,535(3)	49.4600	8/11/2019	—	—	—	—
	20,900	10,450(4)	65.3400	8/12/2018	—	—	—	—
	29,700	0	60.9334	8/14/2017	—	—	—	—
	27,225	0	49.7534	8/15/2016	—	—	—	—
	25,500	0	43.7667	8/9/2015	—	—	—	—
	15,906	0	68.2734	8/10/2014	—	—	—	—
	18,184	0	68.2734	8/12/2013	—	—	—	—
	18,225	0	26.5600	8/6/2012	—	—	—	—
	—	—	—	—	5,562(8)	499,134	—	—
	—	—	—	—	1,956(9)	175,531	—	—
	—	—	—	—	4,404(10)	395,215	—	—
	—	—	—	—	8,248(11)	740,176	—	—
	—	—	—	—	—	—	30,166(12)	2,707,097
	—	—	—	—	—	—	13,770(12)	1,235,720
	—	—	—	—	—	—	19,000(12)	1,705,060
Thomas L. Williams	0	41,790(2)	62.3500	8/10/2020	—	—	—	—
	0	28,508(3)	49.4600	8/11/2019	—	—	—	—
	0	7,329(6)	96.5600	8/11/2019	—	—	—	—
	0	7,748(7)	82.2900	8/15/2016	—	—	—	—
	0	3,495(7)	82.2900	8/9/2015	—	—	—	—
	23,333	11,667(4)	65.3400	8/12/2018	—	—	—	—
	29,700	0	60.9334	8/14/2017	—	—	—	—
	2,239	0	63.2800	8/9/2015	—	—	—	—
	—	—	—	—	7,707(8)	691,626	—	—
	—	—	—	—	3,639(9)	326,564	—	—
	—	—	—	—	9,362(10)	840,146	—	—
	—	—	—	—	14,801(11)	1,328,242	—	—
	—	—	—	—	—	—	34,242(12)	3,072,877
	—	—	—	—	—	—	15,630(12)	1,402,636
	—	—	—	—	—	—	26,220(12)	2,352,983
Timothy K. Pistell	0	59,700(2)	62.3500	8/10/2020	—	—	—	—
	0	49,934(3)	49.4600	8/11/2019	—	—	—	—
	0	13,667(4)	65.3400	8/12/2018	—	—	—	—
	8,360	0	79.2400	8/15/2016	—	—	—	—
	13,497	0	79.2400	8/9/2015	—	—	—	—
	23,662	0	71.0534	8/10/2014	—	—	—	—
	17,740	0	71.0534	8/12/2013	—	—	—	—
	3,940	0	77.9900	8/7/2011	—	—	—	—
	—	—	—	—	9,128(8)	819,147	—	—
	—	—	—	—	3,096(9)	277,835	—	—
	—	—	—	—	7,804(10)	700,331	—	—
	—	—	—	—	12,358(11)	1,109,007	—	—
	—	—	—	—	—	—	34,954(12)	3,136,772
	—	—	—	—	—	—	11,396(12)	1,022,677
	—	—	—	—	—	—	3,122(12)	280,168

(1)	The market value is calculated by multiplying the closing price of our common stock on June 30, 2011 ($89.74) by the number of shares.

(2)	Represents Stock Incentives granted on August 11, 2010. The Stock Incentives vest in three equal annual installments beginning August 11, 2011.

(3)	Represents Stock Incentives granted on August 12, 2009. The Stock Incentives vest in three equal annual installments beginning August 12, 2010.

(4)	Represents Stock Incentives granted on August 13, 2008. The Stock Incentives vest in three equal annual installments beginning August 13, 2009.

(5)	Represents a reload grant of Stock Incentives made on February 2, 2011. Assuming continued full-time employment, the grant will vest on February 2, 2012.

(6)	Represents a reload grant of Stock Incentives made on April 21, 2011. Assuming continued full-time employment, the grant will vest on April 21, 2012.

(7)	Represents a reload grant of Stock Incentives made on November 24, 2010. Assuming continued full-time employment, the grant will vest on November 24, 2011.

(8)	Represents restricted shares issued in payment under our fiscal year 2006-07-08 LTIP Award that will vest on August 13, 2011.

(9)	Represents restricted shares issued in payment under our fiscal year 2007-08-09 LTIP Award that will vest on August 12, 2012.

(10)	Represents restricted shares issued in payment under our fiscal year 2008-09-10 LTIP Award that will vest on August 11, 2013.

(11)	Represents restricted shares issued in payment under our fiscal year 2009-10-11 LTIP Award that will vest on August 17, 2014.

(12)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Payouts under these LTIP Awards will be in common shares.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2011

The following table sets forth information with respect to Stock Incentives that were exercised during fiscal year 2011 and restricted shares issued under LTIP Awards that vested for the Named Executive Officers during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Donald E. Washkewicz	119,881	3,607,219	136,409	8,477,368
Jon P. Marten	5,287	273,394	(3)	—
Lee C. Banks	36,795	1,648,805	(4)	—
Robert P. Barker	23,040	1,013,101	16,930	1,070,882
Thomas L. Williams	33,429	1,334,175	7,834	497,616
Timothy K. Pistell	100,751	3,087,459	44,136(5)	3,421,258

(1)	Calculated by multiplying the number of shares acquired by the difference between the exercise price and closing price of our common stock on the exercise date.

(2)	Calculated by multiplying the number of shares acquired by the closing price of our common stock on the vesting date.

(3)	Mr. Marten was not a participant in the fiscal year 2005-06-07 Long Term Incentive Plan. As a result, he did not own any restricted shares that vested during fiscal year 2011.

(4)	Mr. Banks elected to defer the cash value of his LTIP Award payout under the fiscal year 2005-06-07 Long Term Incentive Plan pursuant to the Executive Deferral Plan in accordance with the terms of the awards. As a result, he did not own any restricted shares that vested during fiscal year 2011.

(5)	Mr. Pistell’s retirement on March 31, 2011 resulted in the immediate vesting of all of his restricted shares.

PENSION BENEFITS FOR FISCAL YEAR 2011

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Donald E. Washkewicz	Pension Plan Pension Restoration Plan Supplemental Retirement Program	39 39 39	1,866,511 13,334,753 3,391,913	0 0 0
Jon P. Marten	Pension Plan Pension Restoration Plan Supplemental Retirement Program	23.9 23.9 23.9	466,428 322,144 803,431	0 0 0
Lee C. Banks	Pension Plan Pension Restoration Plan Supplemental Retirement Program	19.6 19.6 19.6	258,840 862,014 1,754,907	0 0 0
Robert P. Barker	Pension Plan Pension Restoration Plan Supplemental Retirement Program	37.9 37.9 37.9	1,910,674 3,019,934 349,573	0 0 0
Thomas L. Williams	Pension Plan Pension Restoration Plan Supplemental Retirement Program	7.6 7.6 7.6	127,233 392,412 2,081,841	0 0 0
Timothy K. Pistell	Pension Plan Pension Restoration Plan Supplemental Retirement Program	41.8 41.6 41.6	41,366 0 0	2,103,197 6,046,722 1,578,657

(1)	The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 5.45%; (ii) no pre-retirement decrements; and (iii) retirement at age 65 (other than for Mr. Pistell, who was already retired as of June 30, 2011).

For the Pension Plan additional assumptions include: (i) participants elect a life annuity; and (ii) the 2011 Static Mortality Table for Annuitants and Non-Annuitants per Section 1.430(h)(3)-1(e).

For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using the applicable mortality table under IRC section 417(e); and (ii) a discount rate of 5.45%.

For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using a life expectancy based on the 1983 Group Annuity Mortality Table (80% male) (other than for Mr. Marten, whose lump sum was based on the applicable mortality table under IRC section 417(e) for 2011); and (ii) a discount rate of 4.42%.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 39.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan and the Executive Deferral Plan during fiscal year 2011.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Donald E. Washkewicz
Savings Restoration Plan	11,550	7,200	194,305	0	611,498(3)
Executive Deferral Plan	0	0	833,874	0	3,449,744
Jon P. Marten
Savings Restoration Plan	29,636	7,812	26,511	0	153,698(3)
Executive Deferral Plan	15,000	0	7,348	0	40,635
Lee C. Banks
Savings Restoration Plan	26,483	7,627	122,958	0	439,325(3)
Executive Deferral Plan	0	0	1,012,916	0	4,103,860
Robert P. Barker
Savings Restoration Plan	26,385	7,595	185,145	0	619,421(3)
Executive Deferral Plan	0	0	827,136	0	3,756,855
Thomas L. Williams
Savings Restoration Plan	26,483	7,627	49,751	0	220,371(3)
Executive Deferral Plan	0	0	1,939	0	11,160
Timothy K. Pistell
Savings Restoration Plan	3,502	3,600	154,359	556,857(4)	0
Executive Deferral Plan	0	0	421,655	1,718,762(4)	0

(1)	For each of the Named Executive Officers, amounts are included in the “Salary” column and referenced in footnote 1 of the Summary Compensation Table for Fiscal Year 2011 on page 46.

(2)	Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 6 to the Summary Compensation Table for Fiscal Year 2011 on page 47.

(3)	Includes the following amounts that were deferred during fiscal year 2010 under the Savings Restoration Plan: Mr. Washkewicz—$10,973; Mr. Banks—$25,246; and Mr. Williams—$25,246.

(4)	Mr. Pistell received a distribution from the Savings Restoration Plan and Executive Deferral Plan as a result of his retirement.

The Savings Restoration Plan and the Executive Deferral Plan are described in the Compensation Discussion and Analysis, beginning on page 40. The investment options under both plans are identical. During fiscal year 2011, there were up to nine investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2011 ranging from 0.23% to 47.59%. Under the plans, participants have the ability to change their investments at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2011

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2011 for each triggering event as if the triggering event occurred on June 30, 2011. Payments to Mr. Pistell, who retired as an executive officer on March 31, 2011, are described below under the caption “Payments to Mr. Pistell”.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses and Volume Incentive Bonuses earned but not yet paid as of the date of termination;

•	LTIP Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 39;

•

account balances under the Retirement Savings Plan, the Savings Restoration Plan and the Executive Deferral Plan as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 39; and

•	any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, Volume Incentive Bonus or LTIP Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles.

•

We assumed that each of the triggering events occurred on June 30, 2011. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2011.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses, Volume Incentive Bonuses or fiscal year 2009-10-11 LTIP Award payouts in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2011.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2011.

•

All present values of pension amounts shown for the Pension Plan assume a 5.45% discount rate, the 2011 Static Mortality Table for Annuitants and Non-Annuitants per Section 1.430(h)(3)—1(e), and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	for the Pension Restoration Plan, segment rates (after phase-in) of 2.44%, 5.08% and 6.05%, and the applicable mortality table under Internal Revenue Code Section 417(e) for 2011; and

•

for the Supplemental Retirement Program, a 4.42% discount rate and life expectancy based on 1983 Group Annuity Mortality Table (80% male) (other than Mr. Marten, whose lump sum was based on the applicable mortality table under IRC Section 417(e) for 2011).

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2011 table on page 55, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•	accelerated vesting of all outstanding Stock Incentives;

•	retention of all outstanding Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death or (ii) the expiration date listed in the grant letter;

•	accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan;

•	accelerated vesting of restricted shares issued in payment of LTIP Awards;

•

pro-rated LTIP Award payouts for the fiscal year 2010-11-12, calendar year 2010-11-12 and calendar year 2011-12-13 performance periods, to be determined at the end of the respective performance periods, based on the number of full quarters served during the performance period; and

•	death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis on page 42.

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used.

•	For restricted stock that vested on the triggering event, the shares were valued at an amount per share equal to the closing stock price on June 30, 2011 ($89.74).

•

To calculate the estimated value of the LTIP Awards, we assumed a payout of 100% of the pro-rated LTIP Award target amount and used our closing stock price on June 30, 2011 ($89.74). Because the payout of the LTIP Awards is dependent upon our performance against the Peer Group during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTIP Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms; and

(ii)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan.

In addition, the Named Executive Officer will receive the following:

•	monthly benefits under the Executive Long Term Disability Plan;

•	six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•	premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

The benefit in the following tables for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits which are capped at $396,000 for one year. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

Payments upon Retirement

Upon the retirement of a Named Executive Officer at (A) age 65 or older, or (B) age 55 or older with at least 10 years of service, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the vesting schedule in all outstanding Stock Incentives will continue;

(ii)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(iii)	if the Named Executive Officer is (A) age 65 or older, or (B) age 60 or older with at least 10 years of service and 12 months of continuous employment during the performance period, he will receive a full LTIP Award payout for the calendar year 2011-12-13 performance period, to be determined at the end of the performance period, as if he had remained continuously employed through the end of the performance period; and

(iv)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

However, if the Named Executive Officer is less than 60 years of age on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	the Supplemental Retirement Program;

•	account balance in the unvested portion of the Named Executive Officer’s LTIP Award deferrals under our Executive Deferral Plan; and

•	accelerated vesting of restricted shares issued under LTIP Awards.

In addition, the Named Executive Officer must be at least 55 years of age on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan which will continue for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

In determining the amounts payable upon retirement reported in the following tables, we assumed that the Named Executive Officer did not receive Human Resources and Compensation Committee approval for early retirement.

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will (i) forfeit his Supplemental Retirement Program Benefit if the termination for cause is the result of competition by the Named Executive Officer against us, and (ii) forfeit his LTIP Awards if the termination or resignation occurs during the applicable performance period.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Payments Upon Termination Without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a maximum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless:

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination; or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

On July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested Stock Incentive held by an executive officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding unvested shares of restricted stock issued or unvested Executive Deferral Plan amounts credited to an executive officer pursuant to LTIP Awards vest immediately in the event of a Change in Control;

•

any outstanding LTIP Award will be paid in common shares equal to the greater of (i) the target LTIP Award or (ii) the LTIP Award that would be payable at the end of the performance period assuming a level of financial performance equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control;

•

upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive; and

•

upon a Change in Control, under the Supplemental Retirement Program each participant will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used.

•	We used the same assumptions in “Payments Generally Available” described above.

•	We assumed that the Change in Control met the requirements of a Change in Control under Section 409A of the Internal Revenue Code unless otherwise noted.

•	For restricted stock that vested on the triggering event, we valued the shares at an amount per share equal to our closing stock price on June 30, 2011 ($89.74).

•

For Stock Incentives that vested on the triggering event, we valued the Stock Incentives at an amount per share equal to the difference between our closing stock price on June 30, 2011 ($89.74) and the grant price per share for each of the Stock Incentives.

•

For lump sum present values for the Supplemental Retirement Program, we assumed a 2.50% discount rate for a Change in Control that meets the requirements under Section 409A of the Internal Revenue Code and a 4.42% discount rate for a Change in Control that does not meet the requirements of 409A. In both instances, we used the life expectancy based on 1983 Group Annuity Mortality Table (80% male) (other than Mr. Marten, whose lump sum was based on the applicable mortality table under IRC Section 417(e) for 2011).

•

To calculate the value of the LTIP Awards, we assumed a payout of 140.96% of the target LTIP Award and a share price of $89.74 based on our financial performance against the Peer Group and closing stock price as of June 30, 2011.

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control; and

•	termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the executive’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

“Good Reason” for termination of employment by the Named Executive Officer includes, without limitation, diminution in duties, reduction in compensation or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

Payments to Mr. Pistell

Mr. Pistell received the following in connection with his retirement as an executive officer on March 31, 2011:

•

immediate vesting of all of his restricted stock on his date of retirement as reflected in the “Number of Shares Acquired on Vesting” column in the Option Exercises and Stock Vested for Fiscal Year 2011 table on page 53.

•

lump sum payment under the Pension Plan, Pension Restoration Plan, and Supplemental Retirement Program as reflected in “Payments During Last Fiscal Year” column of the Pension Benefits for Fiscal Year 2011 table on page 54 with the remaining balance in the Pension Plan to be paid as a monthly annuity; and

•

lump sum distributions from the Savings Restoration Plan and the Executive Deferral Plan as reported in the “Aggregate Withdrawals/Distributions” column of the Nonqualified Deferred Compensation for Fiscal Year 2011 table on page 55.

The following tables illustrate the payments that each Named Executive Officer would have received if any of the triggering events occurred on June 30, 2011.

Donald E. Washkewicz

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	577,481	—	9,861,390
Accelerated Vesting of Stock Incentives	10,951,562	10,951,562	—	—	—	10,951,562	10,951,562
Accelerated Vesting of Restricted Stock	6,281,172	6,281,172	6,281,172	—	—	6,281,172	6,281,172
Pension Plan	1,001,918	1,976,595	1,976,595	1,976,595	1,976,595	1,976,595	1,976,595
Pension Restoration Plan	7,124,281	14,210,932	14,210,932	14,210,932	14,210,932	14,210,932(1)	14,210,932
Supplemental Retirement Program	11,125,670	7,303,082	7,303,082	7,303,082	7,303,082	13,814,022(1)	13,814,022(2)
Executive Deferral Plan	—	—	—	—	—	398,233(1)	398,233
LTIP Awards	7,090,701	7,090,701	7,090,701	—	—	20,826,549	20,826,549
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	21,512
Medical and Dental Benefits	—	6,939	—	—	3,470	—	41,637
Officer Life Insurance Benefit	5,775,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	161,756	0	—	—	—	503,359
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0	0
Vacation Pay	88,651	88,651	88,651	88,651	88,651	88,651	88,651
Total	49,438,956	48,467,391	36,951,133	23,579,260	24,160,211	68,547,716	78,975,614

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.”

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $9,293,381.

Jon P. Marten

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	207,686	—	2,151,969
Accelerated Vesting of Stock Incentives	521,203	521,203	—	—	—	521,203	521,203
Accelerated Vesting of Restricted Stock	149,597	149,597	—	—	—	149,597	149,597
Pension Plan	211,691	440,125	440,125	440,125	440,125	440,125	440,125
Pension Restoration Plan	143,391	302,297	302,297	302,297	302,297	302,297(1)	302,297
Supplemental Retirement Program	1,625,996	1,700,668	—	—	1,700,668	5,212,761(1)	5,212,761(2)
Executive Deferral Plan	—	—	—	—	—	11,836(1)	11,836
LTIP Awards	931,023	931,023	931,023	—	—	3,032,272	3,032,272
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	24,385
Medical and Dental Benefits	—	7,701	—	—	3,851	—	46,209
Officer Life Insurance Benefit	1,350,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	207,670	20,400	—	—	—	185,190
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,310,142	4,523,154
Vacation Pay	28,783	28,783	28,783	28,783	28,783	28,783	28,783
Total	4,961,683	4,685,067	1,722,628	771,205	2,683,410	13,009,015	16,629,779

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $4,066,645. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Lee C. Banks

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	215,863	—	3,301,791
Accelerated Vesting of Stock Incentives	2,577,605	2,577,605	—	—	—	2,577,605	2,577,605
Accelerated Vesting of Restricted Stock	2,126,928	2,126,928	—	—	—	2,126,928	2,126,928
Pension Plan	102,966	220,533	220,533	220,533	220,533	220,533	220,533
Pension Restoration Plan	318,966	744,765	703,226	703,226	703,226	703,226(1)	703,226
Supplemental Retirement Program	2,896,877	2,852,672	—	—	—	6,363,343(1)	6,363,343(2)
Executive Deferral Plan	—	—	—	—	—	2,288,278(1)	2,288,278
LTIP Awards	1,571,033	1,571,033	—	—	—	4,812,724	4,812,724
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	13,606
Medical and Dental Benefits	—	7,047	—	—	3,523	—	42,281
Officer Life Insurance Benefit	1,725,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	64,141	—	—	—	—	193,994
Excise and Related Income Tax Gross-Up	—	—	—	—	—	5,891,691	7,710,787
Vacation Pay	36,277	36,277	36,277	36,277	36,277	36,277	36,277
Total	11,355,652	10,597,001	960,036	960,036	1,179,422	25,020,605	30,391,373

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $4,849,882. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Robert P. Barker

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	277,441	—	3,024,465
Accelerated Vesting of Stock Incentives	2,113,173	2,113,173	—	—	—	2,113,173	2,113,173
Accelerated Vesting of Restricted Stock	1,069,880	1,069,880	1,069,880	—	—	1,069,880	1,069,880
Pension Plan	960,630	2,014,051	2,014,051	2,014,051	2,014,051	2,014,051	2,014,051
Pension Restoration Plan	1,499,427	3,215,009	3,215,009	3,215,009	3,215,009	3,215,009(1)	3,215,009
Supplemental Retirement Program	2,964,117	1,455,779	1,455,779	1,455,779	1,455,779	3,676,061(1)	3,676,061(2)
Executive Deferral Plan	—	—	—	—	—	1,327,283(1)	1,327,283
LTIP Awards	1,353,384	1,353,384	1,353,384	—	—	3,980,623	3,980,623
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	27,993
Medical and Dental Benefits	—	3,960	—	—	1,980	—	23,761
Officer Life Insurance Benefit	1,573,500	—	—	—	—	—	—
Officer Life Insurance Premiums	—	83,800	0	—	—	—	224,318
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,348,339	5,139,432
Vacation Pay	59,582	59,582	59,582	59,582	59,582	59,582	59,582
Total	11,593,693	11,764,618	9,167,685	6,744,421	7,023,842	20,804,002	25,895,630

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $2,451,793. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Thomas L. Williams

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	79,528	—	3,301,791
Accelerated Vesting of Stock Incentives	2,661,365	2,661,365	—	—	—	2,661,365	2,661,365
Accelerated Vesting of Restricted Stock	1,858,336	1,858,336	—	—	—	1,858,336	1,858,336
Pension Plan	54,873	110,884	110,884	110,884	110,884	110,884	110,884
Pension Restoration Plan	161,537	339,193	332,325	332,325	332,325	332,325(1)	332,325
Supplemental Retirement Program	2,917,052	2,971,484	—	—	—	6,532,042(1)	6,532,042(2)
Executive Deferral Plan	—	—	—	—	—	4,294(1)	4,294
LTIP Awards	1,571,033	1,571,033	—	—	—	4,812,724	4,812,724
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	17,289
Medical and Dental Benefits	—	7,590	—	—	3,795	—	45,541
Officer Life Insurance Benefit	1,725,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	118,872	—	—	—	—	205,779
Excise and Related Income Tax Gross-Up	—	—	—	—	—	5,010,101	6,838,790
Vacation Pay	22,637	22,637	22,637	22,637	22,637	22,637	22,637
Total	10,971,834	10,057,395	465,846	465,846	549,169	21,344,708	26,743,797

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $5,196,141. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

The following table sets forth compensation information for our non-employee Directors for fiscal year 2011.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(5)	Total ($)
Robert G. Bohn	93,125	113,594	—	1,409	208,128
Linda S. Harty	116,250	113,594	—	6,409	236,253
William E. Kassling	101,250	113,594	—	6,409	221,253
Robert J. Kohlhepp	121,875	113,594	122,251(4)	11,409	369,129
Giulio Mazzalupi(6)	0(7)	0(7)	—	0	0
Klaus-Peter Müller	0	216,594	—	2,174	218,768
Candy M. Obourn	58,125	174,589	—	1,884	234,598
Joseph M. Scaminace	51,250	131,166	—	1,607	184,023
Wolfgang R. Schmitt	101,250	113,594	—	1,409	216,253
Åke Svensson	80,313	134,995		1,552	216,860
Markos I. Tambakeras	101,250	113,594	—	1,409	216,253
James L. Wainscott	106,875	113,594	—	6,409	226,878

(1)	Donald E. Washkewicz, our Chairman of the Board, Chief Executive Officer and President, is not included in this table because he is a Named Executive Officer and received no additional compensation in his capacity as a Director. The compensation paid by us to Mr. Washkewicz in fiscal year 2011 is reflected in the Summary Compensation Table on page 46.

(2)	During fiscal year 2011, Messrs. Müller, Scaminace and Svensson and Ms. Obourn elected to convert a portion of their annual retainers for their one-year term into our common stock under our Amended and Restated Non-Employee Directors’ Stock Plan. These amounts are reported in the “Stock Awards” column of this table. During fiscal year 2011, Mr. Kassling elected to defer his annual retainer ($101,250) under our Deferred Compensation Plan for Directors.

(3)	This column represents the aggregate grant date fair value for grants made in fiscal year 2011 computed in accordance with FASB ASC Topic 718 of restricted stock awards under our 2004 Non-Employee Directors’ Stock Incentive Plan and our Amended and Restated Non-Employee Directors’ Stock Plan. The amount was calculated using the average of the high and low stock price on the date of grant. The grant date fair value for each of the plans is as follows:

2004 Non-Employee Directors’ Stock Incentive Plan: $113,594 (1,620 shares).

Amended and Restated Non-Employee Directors’ Stock Plan: Mr. Müller $103,000 (1,205 shares); Ms. Obourn $60,995 (725 shares); Mr. Scaminace $17,572 (227 shares); and Mr. Svensson $21,401 (245 shares).

During fiscal year 2011, Mr. Mazzalupi forfeited 450 shares. As of June 30, 2011, each director had the following aggregate number of unvested stock awards: each of Messrs. Bohn, Kassling, Schmitt and Wainscott—1,620 shares; each of Ms. Harty and Messrs. Kohlhepp and Tambakeras—2,970 shares; Mr. Mazzalupi—0 shares; Mr. Müller—4,169 shares; Ms. Obourn—3,628 shares; Mr. Scaminace—1,841 shares; and Mr. Svensson—1,865 shares.

(4)	Amount reflects the aggregate grant date fair value for fiscal year 2011 computed in accordance with FASB ASC Topic 718 of stock option grants under our Non-Employee Directors Stock Option Plan and our 2004 Non-Employee Directors’ Stock Incentive Plan. The amount was calculated using the Black-Scholes option pricing model with the following assumptions:

Fiscal Year of Grant	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2011	Reload Grant	0.68%	1.59 years	1.48%	31.2%
2011	Reload Grant	1.11%	2.60 years	1.48%	43.1%
2011	Reload Grant	1.41%	3.59 years	1.48%	41.3%
2011	Reload Grant	2.09%	4.59 years	1.48%	38.0%

During fiscal year 2011, Mr. Mazzalupi had 504 stock options that were “under water” lapse, and Mr. Schmitt had 243 stock options that were “under water” lapse. As of June 30, 2011, each director had the following aggregate number of outstanding stock options: each of Ms. Harty and Messrs. Bohn, Kassling, Scaminace, Svensson and Wainscott—0 options; Mr. Kohlhepp—5,235 options; Mr. Mazzalupi—10,229 options; Mr. Müller—3,614 options; Ms. Obourn—10,800 options; Mr. Schmitt—4,938 options; and Mr. Tambakeras—3,302 options.

(5)	The amounts reported in this column are the dividends earned on the restricted stock awards granted in fiscal year 2011 reported in footnote 3 to this table and matching gifts under our Matching Gifts Program.

(6)	Mr. Mazzalupi retired from our Board of Directors on October 27, 2010.

(7)	Effective January 1, 2010, Mr. Mazzalupi elected to convert his entire calendar year 2010 annual retainer into our common stock under our Amended and Restated Non-Employee Directors’ Stock Plan and, therefore, received no compensation during fiscal year 2011.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as Directors. During fiscal year 2011, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock award. Our non-employee Directors are also eligible to participate in our Matching Gifts Program as described in the Compensation Discussion and Analysis on page 44 of this Proxy Statement. The following annual retainers of the non-employee Directors were approved on August 14, 2008 and August 11, 2010, respectively:

	Approved August 14, 2008	Approved August 11, 2010
	From 10/01/2008 through 9/30/2010	Effective beginning 10/01/2010
Annual retainer for Corporate Governance and Nominating Committee Chair:	$105,000	$127,500
Annual retainer for Audit Committee Chair:	$112,500	$117,500
Annual retainer for Human Resources and Compensation Committee Chair:	$107,500	$112,500
Annual retainer for the Finance Committee:	$105,000	$110,000
Annual retainer for non-chair committee members:	$ 97,500	$102,500

In addition to the annual retainers described above, non-employee Directors were entitled to receive a $1,500 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board of Directors or Committee meetings in a fiscal year by more than two. During fiscal year 2011, neither the Board of Directors nor any of the Committees met more than two times beyond their regularly scheduled meetings. On August 18, 2011, the Board of Directors increased this fee to $2,000.

During fiscal year 2011, Directors could elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors or elect to convert all or a portion of their annual retainers into our common stock pursuant to our Amended and Restated Non-Employee Directors’ Stock Plan. If a Director elected to convert under our Amended and Restated Non-Employee Directors’ Stock Plan, the applicable portion of his or her retainer was converted into our common stock by using the average of the high and low stock price for our common stock on the beginning date of his or her election to convert under the plan. The Director received restricted shares that vest on the date of our Annual Shareholders Meeting this year. Upon death or disability, a pro-rated portion of the Director’s restricted shares will vest immediately and the remaining shares will be forfeited. In the event of a change in control, the vesting of the restricted shares will be accelerated. On August 18, 2011, our Board of Directors repealed our Amended and Restated Non-Employee Directors’ Stock Plan.

Each Director who was serving as a Director on October 1, 2010 and who was not a current or retired employee was granted shares of restricted stock as of October 1, 2010 under our 2004 Non-Employee Directors Stock Incentive Plan. The original terms of the shares provide that the shares will vest 100% on September 30, 2011, except that if a Director ceases to be a Director for any reason prior to September 30, 2011, a pro-rated portion of her or his restricted shares will vest immediately on the date of termination and the remaining shares will be forfeited. All shares of restricted stock earn dividends payable directly to each Director to whom they are issued.

ITEM 2 – RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors recommends ratification of its appointment of D&T as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2012. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2011. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2012 requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed or expected to be billed by D&T for the fiscal years ended June 30, 2011 and June 30, 2010 for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Forms 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements were $7.76 million and $7.66 million, respectively.

Audit-Related Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2011 and June 30, 2010 for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees” above were $111,161 and $264,294, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2011 and June 30, 2010 with respect to tax compliance services such as global assistance in preparing various types of tax returns, were $2.36 million and $1.35 million, respectively, and for tax planning services generally related to our restructurings, were $2.56 million and $2.56 million, respectively.

All Other Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2011 and June 30, 2010 that are not included in the above categories were $2,405 for training sessions and $0, respectively.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with our formal policy on auditor independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012.

ITEM 3 – PROPOSAL TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS ON A NON-BINDING, ADVISORY BASIS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed on pages 18-66 of this Proxy Statement. We encourage our shareholders to carefully read this Proxy Statement in its entirety before deciding whether or not to vote for or against this Item 3.

As described in detail throughout our Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement, and as summarized in the “Executive Summary” section beginning on page 18 of this Proxy Statement, our executive compensation program features, among other things, the following:

•

A “pay-for-performance” structure which ensures that a significant portion of the compensation for our executive officers is “at-risk”, is dependent on the short-term and long-term performance of our business and encourages and rewards performance that drives the key goals, operational priorities and metrics that we use to profitably grow our business and enhance shareholder value.

•

A structure which ensures that our executive compensation program aligns the interests of our executive officers and our shareholders, is not overly weighted towards annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers;

•

A structure consistent with our philosophy of targeting executive compensation at market median, which allows us to remain competitive with companies that compete with us for talented employees and shareholder investment;

•

Various executive compensation practices that contribute to good corporate governance, including a “claw-back policy”, stock ownership guidelines for Directors and executive officers, hedging and other stock ownership restrictions, and an annual compensation risk review; and

•

Detailed and effective oversight and decision-making by a highly-independent Board of Directors and a Human Resources and Compensation Committee consisting entirely of independent directors that retains an independent executive compensation consultant.

The vote on this Item 3 is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the Committees of our Board of Directors.

Our Board of Directors believes that our executive compensation program is reasonable and well-structured, satisfies its objectives and philosophies and is worthy of shareholder support. Accordingly, our Board of Directors requests that our shareholders vote to approve the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding, advisory basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4 – PROPOSAL TO DETERMINE, ON A NON-BINDING, ADVISORY BASIS,

WHETHER AN ADVISORY SHAREHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS WILL OCCUR EVERY 1, 2 OR 3 YEARS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules, we are providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory shareholder votes on the compensation of the Named Executive Officers as disclosed in accordance with SEC rules. By voting with respect to this Item 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every year, once every two years or once every three years, or may abstain from casting a vote on this Item 4.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely and direct input on our executive compensation policies and practices as disclosed in our Proxy Statement each year. Our Board of Directors also believes that an annual vote is consistent with our efforts to maintain a dialogue with our shareholders on executive compensation and corporate governance matters.

This vote is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the Committees of our Board of Directors. Our Board of Directors will, however, take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Our shareholders will not be voting to approve or disapprove the recommendation of our Board of Directors. The enclosed proxy card instead provides our shareholders with the opportunity to choose among the following four options:

•	Voting to hold the frequency vote every year;

•	Voting to hold the frequency vote every two years;

•	Voting to hold the frequency vote every three years; or

•	Abstain from voting on the matter. Our shareholders, therefore, will not be voting to approve or disapprove the recommendation of our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY SHAREHOLDER VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN ACCORDANCE WITH SEC RULES.

ITEM 5 – SHAREHOLDER PROPOSAL

TO SEPARATE THE ROLES OF CHAIRMAN OF THE BOARD

AND CHIEF EXECUTIVE OFFICER

This proposal has been submitted on behalf of Norges Bank Investment Management with administrative offices at Postboks 1179 Sentrum, 0107 Oslo, Norway. Norges Bank Investment Management is one of our shareholders. We will provide to shareholders, promptly upon receiving an oral or written request, the number of shares of our common stock beneficially held by Norges Bank Investment Management as of August 31, 2011. In accordance with the applicable proxy rules, the proposed resolution and supporting statement, for which our Board of Directors accepts no responsibility, are set forth below.

Proposal Resolution

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

To add a new Article IV, Section 3:

“Notwithstanding any other provision of these Regulations, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Regulation within 60 days of such determination. Compliance with this Regulation shall be excused if no Director who qualifies as independent is elected by the shareholders or if no Director who is independent is willing to serve as Chairman of the Board. This Regulation shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Regulation was adopted.”

Proponent’s Supporting Statement

A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 43% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction, and support management in taking a long-term view in the development of business strategies. An independently led Board is better able to oversee and give guidance to Corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent Chairman will be a strength to the Corporation when the Board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

Board of Directors Response

Our Board of Directors unanimously recommends that you vote AGAINST this Proposal because it is unnecessary and it is not in our best interests or in the best interests of our shareholders. This is the third consecutive year that Norges Bank Investment Management has presented a similar proposal. The two previous proposals were presented to, but not approved by, our shareholders at our 2009 and 2010 Annual Meetings of Shareholders.

Our Board of Directors strongly favors a governance structure that includes a diligent and independent Board of Directors. Pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chairman of the Corporate Governance and Nominating Committee of our Board of Directors, an independent director, serves as our “Lead Director.” Our Lead Director serves as chairman of our non-management, independent Directors, who meet regularly in executive session without management. Our non-management, independent Directors met four times during fiscal year 2011. Our Lead Director, a separate and independent position from our Chairman of the Board, calls meetings, supervises the conduct of meetings of our non-management, independent Directors, and facilitates communication between our independent Directors, our Chairman of the Board and our management. Our Lead Director is also involved in various other corporate governance initiatives, such as preparing agendas for meetings of our Board of Directors, identifying and recruiting potential candidates for election to our Board of Directors and composing and structuring the leadership of the Committees of our Board of Directors.

The independent structure of our Board of Directors is also clearly evidenced by the composition of our current Board of Directors and its Committees. Our Board of Directors currently has 12 Directors, 11 of whom are independent based on our Board of Directors’ consideration of our Independence Standards for Directors and the applicable independence standards of the New York Stock Exchange. In addition, the Human Resources and Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Audit Committee are composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as, among others, the remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives and the integrity of our financial statements and internal controls over financial reporting.

For example, the Human Resources and Compensation Committee conducts an annual performance review of the Chairman and our Chief Executive Officer and, based on that review, establishes the Chairman and our Chief Executive Officer’s annual and long-term compensation, including salary, bonuses, equity awards and other compensation and benefits. Additionally, in August 2009, our Board of Directors, based on the recommendation of the Human Resources and Compensation Committee, adopted a policy on recovery of performance-based compensation from certain executive officers in the event of a restatement of our financial results if certain conditions are met.

In addition, the Corporate Governance and Nominating Committee regularly reviews our corporate governance guidelines, policies and practices and recommends to our Board of Directors modifications or additions to those guidelines, policies and practices. For example, in 2007 we amended our Code of Regulations to eliminate the classified board structure and provide for the annual election of all Directors. In addition, in 2011 we amended our Board of Directors Guidelines on Significant Corporate Governance Issues to include a resignation policy for directors who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election.

Separating the role of Chairman and our Chief Executive Officer will not result in strengthening our corporate governance or in creating or enhancing long-term value for our shareholders. All of our Directors, independent or not, are required to exercise their fiduciary duties in a manner they believe to be in our best interests and in the best interests of our shareholders. Splitting the roles of Chairman and our Chief Executive Officer would not diminish or augment these fiduciary duties or enhance the independence or performance of our Board of Directors. Moreover, our Board of Directors does not believe such a requirement would ensure a balance of power and authority on our Board of Directors, as each Director is an equal participant in Board of Director meetings and decisions.

Finally, despite the proponent’s preference for an independent Chairman, there is currently no consensus in the United States that separating the role of Chairman from senior executives is a corporate governance “best practice” or that such a separation enhances shareholder value. Board structures vary greatly among U.S. corporations based on their particular facts and circumstances, and no “one-size-fits-all” board structure has been shown to enhance or guarantee corporate success. Accordingly, our Board of Directors sees no benefit in limiting its flexibility to choose the person it believes would best serve as Chairman.

The shareholder proposal would eliminate the ability of our Board of Directors to consider whether a member of management is best positioned to serve in the role of Chairman at any given time. Rigid application of the proposal would deprive our Board of Directors of the flexibility that it needs to evaluate our particular needs, the specific qualifications of the individuals in question and the particular facts and circumstances affecting our business, as it considers candidates for Chairman. We believe that shareholders are best served by a Board of Directors that can adapt its structure to our needs and the capabilities of its Directors and senior executives. Because this proposal narrows the governance options available to our Board of Directors, we do not believe its adoption is in our best interests or in the best interests of our shareholders.

As a result, in view of our highly independent board structure and our strong corporate governance guidelines and practices, our Board of Directors believes that the shareholder proposal is unnecessary and would not strengthen the independence or oversight functions of our Board of Directors, and is not in our best interests or in the best interests of our shareholders. Our Board of Directors and its independent Corporate Governance and Nominating Committee will continue to evaluate our corporate governance practices on an ongoing basis to ensure that those practices sufficiently address our needs.

FOR ALL OF THESE REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Under the Code of Regulations, this Proposal must be approved by the holders of shares entitling them to exercise a majority of the voting power on the Proposal. Accordingly, this Proposal will be approved, and the proposed amendments to the Code of Regulations adopted, upon the affirmative vote of the holders of a majority of our outstanding common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of August 31, 2011 except as otherwise indicated, the beneficial ownership of our common shares by our Directors, the Named Executive Officers and all of our Directors and executive officers as a group. We do not believe that any person was a beneficial owner of more than 5% of our common shares as of August 31, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percentage of Class(b)
Robert G. Bohn	1,620
Linda S. Harty	5,599
William E. Kassling	22,238(c)
Robert J. Kohlhepp	25,190
Klaus-Peter Müller	30,210(d)
Candy M. Obourn	26,282(e)
Joseph M. Scaminace	10,559
Wolfgang R. Schmitt	25,067(f)
Åke Svensson	1,865
Markos I. Tambakeras	16,343(g)
James L. Wainscott	5,620
Donald E. Washkewicz	1,709,521(h)	1.11%
Jon P. Marten	44,462(i)
Lee C. Banks	221,684(j)
Robert P. Barker	252,831(k)
Thomas L. Williams	141,748(l)
Timothy K. Pistell	151,964(m)

All Directors and executive officers as a group (35 persons)	4,250,173(n)	2.76%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	Other than Mr. Washkewicz, no Director or executive officer beneficially owned more than 1% of our common shares as of August 31, 2011.

(c)	This amount includes 6,750 common shares owned jointly by Mr. Kassling and his spouse.

(d)	This amount includes 3,614 common shares subject to options exercisable by Mr. Müller on or prior to October 30, 2011 granted under our Non-Employee Directors stock incentive plans.

(e)	This amount includes 10,800 common shares subject to options exercisable by Ms. Obourn on or prior to October 30, 2011 granted under our Non-Employee Directors stock incentive plans.

(f)	This amount includes 4,572 common shares subject to options exercisable by Mr. Schmitt on or prior to October 30, 2011 granted under our Non-Employee Directors stock incentive plans.

(g)	This amount includes 3,302 common shares subject to options exercisable by Mr. Tambakeras on or prior to October 30, 2011 granted under our Non-Employee Directors stock incentive plans.

(h)	This amount includes 1,477 common shares that represents Mr. Washkewicz’s proportionate interest in his mother’s revocable trust, 38,000 common shares owned indirectly by Mr. Washkewicz through the Pamela Washkewicz Revocable Trust, 40,516 common shares as to which Mr. Washkewicz holds voting power pursuant to the Retirement Savings Plan as of June 30, 2011, and 1,112,048 common shares subject to Stock Incentives exercisable by Mr. Washkewicz on or prior to October 30, 2011 granted under our stock incentive plans. Mr. Washkewicz has disclaimed beneficial ownership of 41,458 shares owned by his son.

(i)	This amount includes 1,707 common shares as to which Mr. Marten holds voting power pursuant to the Retirement Savings Plan as of June 30, 2011 and 36,589 common shares subject to Stock Incentives exercisable by Mr. Marten on or prior to October 30, 2011 granted under our stock incentive plans.

(j)	This amount includes 6,823 common shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 865 common shares owned indirectly by Mr. Banks through his three children living in his household, 7,821 common shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of June 30, 2011 and 156,409 common shares subject to Stock Incentives exercisable by Mr. Banks on or prior to October 30, 2011 granted under our stock incentive plans.

(k)	This amount includes 17,914 common shares owned indirectly by Mr. Barker through the Robert P. Barker and Suzanne Day Barker Family Trust, 7,722 common shares as to which Mr. Barker holds voting power pursuant to the Retirement Savings Plan as of June 30, 2011 and 201,722 common shares subject to Stock Incentives exercisable by Mr. Barker on or prior to October 30, 2011 granted under our stock incentive plans.

(l)	This amount includes 1,437 common shares as to which Mr. Williams holds voting power pursuant to the Retirement Savings Plan as of June 30, 2011 and 95,123 common shares subject to Stock Incentives exercisable by Mr. Williams on or prior to October 30, 2011 granted under our stock incentive plans.

(m)	This amount is as of March 31, 2011, Mr. Pistell’s retirement date as an executive officer, and includes 1,954 common shares owned indirectly by Mr. Pistell through the Linda S. Pistell Revocable Trust, 7,842 common shares as to which Mr. Pistell holds voting power pursuant to the Retirement Savings Plan as of March 31, 2011 and 121,793 common shares subject to Stock Incentives exercisable by Mr. Pistell on or prior to October 30, 2011 granted under our stock incentive plans.

(n)	This amount includes 135,309 common shares for which voting and investment power are shared, 153,722 common shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of June 30, 2011, and 2,846,426 common shares subject to Stock Incentives exercisable on or prior to October 30, 2011 granted under our stock incentive plans held by all Directors and executive officers as a group.

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 29, 2012 any proposal of a shareholder intended to be presented at our 2012 Annual Meeting of Shareholders, or the 2012 Meeting, and to be included in our proxy, notice of meeting and Proxy Statement related to the 2012 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2012 Meeting must be received by us by August 12, 2012 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2012 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 12, 2012. Our proxy related to the 2011 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 13, 2011.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of common shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.

A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our Proxy Statement and has consented to serve as a Director, if elected.

COMMUNICATIONS WITH DIRECTORS

Our shareholders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chair of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and employees may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of common shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $16,500, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•

in favor of the election of Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott, and Donald E. Washkewicz as Directors for a term expiring at the Annual Meeting of Shareholders in 2012;

•	in favor of the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2012;

•	in favor of the compensation of our named executive officers;

•	in favor of the non-binding, advisory vote on the compensation of our named executive officers to occur every year; and

•	against the shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of common shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2011, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 26, 2011

Annual Meeting of Shareholders

October 26, 2011
Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
(216) 896-3000

Directions to Corporate Headquarters

Lake Erie
Cleveland
Kirtland
I-90
Richmond Rd.
I-271
Gates Mills
Mayfield Rd. (322)
Rt. 6
Cedar Rd.
Landerhaven Corporate Ctr (Parker)
Beachwood
Pepper Pike
I-90
Chagrin Blvd.
Chagrin Falls
I-480
Lander Rd.
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
I-80
Rt. 83
I-77
I-71
I-271
I-80
N

Mayfield Rd.
Brainard Rd.
Lander Rd.
I-271 To I-90
Parkland Blvd.
Parkland Blvd.
SOM Center Rd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Parkland Blvd.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:***
Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:***
Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:***
Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:***
Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:***
Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:***
Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on ` left.

VOTE BY TELEPHONE
c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230	Have this proxy/voting instruction available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this proxy/voting instruction available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this proxy/voting instruction and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return this Proxy/Voting
Touch-Tone phone:	cast your vote:	Instruction in the Postage-
1-888-693-8683	www.cesvote.com	paid envelope provided

Vote 24 hours a day, 7 days a week!

If you are a participant in one of the Parker-Hannifin Corporation employee saving plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 24, 2011 to be counted in the final tabulation. Otherwise, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2011 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy/voting instruction.

Proxy/voting instruction must be signed and dated below. Ü Please fold and detach card at perforation before mailing. Ü

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 26, 2011.

The undersigned hereby appoints DONALD E. WASHKEWICZ, JON P. MARTEN, and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 26, 2011, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company, as Trustee for shares held in the Parker Retirement Savings Plan, and to Sun Life Financial Trust, as Trustee for the Deferred Profit Sharing Plan, Employee Profit Sharing Plan, and the Registered Retirement Savings Plan. The Trustee of the Parker Retirement Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please also give your full title.

Signature(s)

Signature(s)

Date:

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, as and if, the Corporation elects to provide these documents, over the Internet, you will receive notification which will contain the Internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy/voting instruction when you vote by mail.

Proxy/voting instruction must be signed and dated on the reverse side. Ü Please fold and detach card at perforation before mailing. Ü

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 THROUGH 3, 1 YEAR ON ITEM 4 AND AGAINST ITEM 5.

1.	Election of the following individuals as Directors for a term expiring at the Annual Meeting of Shareholders in 2012.

Nominees:	(01) Robert G. Bohn	(02) Linda S. Harty	(03) William E. Kassling	(04) Robert J. Kohlhepp
	(05) Klaus-Peter Müller	(06) Candy M. Obourn	(07) Joseph M. Scaminace	(08) Wolfgang R. Schmitt
	(09) Åke Svensson	(10) James L. Wainscott	(11) Donald E. Washkewicz

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as otherwise marked above)		to vote for all nominees listed above
(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of, on a non-binding, advisory basis, the compensation of our named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Determination of, on a non-binding, advisory basis, whether an advisory shareholder vote on the compensation of our named executive officers will occur every:

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

5.	Shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	I consent to view future shareholder communications over the Internet as stated above and in the Proxy Statement

IMPORTANT – THIS PROXY/VOTING INSTRUCTION MUST BE SIGNED AND DATED ON THE REVERSE SIDE.